Exhibit 2.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

ROYALTYTRADERS LLC

a Delaware limited liability company

March ___, 2021

LIMITED LIABILITY COMPANY AGREEMENT
OF
ROYALTYTRADERS LLC
a Delaware limited liability company

This LIMITED LIABILITY COMPANY AGREEMENT of ROYALTYTRADERS LLC, a Delaware limited liability company, dated as of March ___, 2021 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by the Members (as defined below).

Article 1
DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Capitalized terms used in this Agreement (including the Exhibits and Schedules hereto) but not defined in the body hereof are defined in Exhibit A.

1.2 Construction. Unless the context requires otherwise: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular subdivision unless expressly so limited; and (e) references to Exhibits and Schedules are to the items identified separately in writing by the parties hereto as the described Exhibits or Schedules attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein.

Article 2
ORGANIZATION

2.1 Formation. The Company was organized as a Delaware limited liability company under and pursuant to the Act by the filing of the Certificate.

2.2 Name. The name of the Company is “RoyaltyTraders LLC” and all Company business must be conducted in that name or such other name or names that comply with Law and as the Board may select.

2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Law. The registered agent of the Company in Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate in the manner provided by Law. The principal office of the Company shall be at such place as the Board may designate. The Company may have such other offices as the Board may designate.

2.4 Purposes. The purposes of the Company are to manage the operations and affairs of the business acquired pursuant to the Contribution Agreement and to engage in such other activities incidental or ancillary thereto as the Board deems necessary or advisable, all upon the terms and conditions set forth in this Agreement.

2.5 Foreign Qualification. The Board shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in foreign jurisdictions if that jurisdiction requires qualification. At the request of the Board, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business, provided, that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

2.6 Term. The Company commenced upon the effectiveness of the Certificate and shall have a perpetual existence, unless and until it is dissolved and terminated in accordance with Article 12.

2.7 No State Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

2.8 Title to Company Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity. Title to any or all of the Company assets may be held in the name of the Company or one or more of its Subsidiaries or one or more nominees, as the Board may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

Article 3
MEMBERS; UNITS

3.1 Members. The Persons listed on Schedules I and II are the sole Members of the Company as of the Effective Date (each, an “Initial Member”). Each of the Persons listed on Schedule I and II is admitted to the Company as a Member upon such Person’s execution and delivery to the Company of this Agreement and the Capital Contribution for such Person set forth on Schedule III.

3.2 Units.

(a) The Membership Interests in the Company shall initially be divided into three classes of units referred to as “Common Units”, “Series A Units” and “Series B Units”. The Company is authorized to issue up to 3,500,000 units, designated as “Common Units,” and 1,500,000 units designated as “Series A Units,” and up to 300,000 units as Series B Units.

(b) The Company shall issue an aggregate of up to 2,000,000 Common Units pursuant to the Contribution Agreement. The Company shall issue up to 500,000 Series A Units at a purchase price equal to $1.00 per Series A Unit. The Company may issue an aggregate of up to 300,000 Series B Units pursuant to Restricted Unit Agreements. The Series B Units may be vested (“Vested Series B Units”) or unvested (“Unvested Series B Units”). Unvested Series B Units shall vest or remain unvested in the manner and subject to the conditions set forth in the applicable Restricted Unit Agreement.

(c) The Series B Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the IRS or other applicable law). Accordingly, the capital account associated with each Series B Unit at the time of its issuance shall be equal to zero dollars ($0.00). The Company and the holders of Series B Units shall file all federal income tax returns consistent with such characterization, and each party acknowledges the existence of multiple proposed legislative changes which would alter the tax treatment of the Series B Units.

(d) The Company may from time to time designate and issue additional series of Series B Units (up to the number of authorized Series B Units), each of which shall be designated by a sequential number (Series B-1, Series B-2, Series B-3, etc.). The Board shall designate a per Unit “Threshold Value” applicable to each such series of Series B Units to the extent necessary to cause such Series B Units to constitute “profits interests” as provided in Section 3.2(c) above, but not less than zero (taking into account the adjustments to Book Value contemplated in clause (ii) of subparagraph (b) of the definition thereof). The per Unit Threshold Value for each series of Series B Units shall equal the amount that would, in the reasonable determination of the Board, be distributed with respect to each Series B Unit if, immediately prior to the issuance of such additional series, the assets of the Company were sold for their fair market value and the proceeds (net of any liabilities of the Company) were distributed pursuant to Section 12.2(c)(iii). Authorized but unissued Series B Units (including any previously issued Series B Units that have been redeemed by or forfeited to the Company) are referred to as “Unallotted Series B Units.”

(e) Units shall constitute “securities” governed by Article 8 of the applicable version of the Uniform Commercial Code, as amended from time to time after the date hereof.

(f) Units that have been redeemed by or forfeited to the Company may be reissued subject to the requisite approvals and other terms and conditions of this Agreement, including in the case of redeemed Series B Units the requirements of Section 3.2(d) with respect to Threshold Value and the last sentence of such Section 3.2(d). For the avoidance of doubt, any Series B Units that have been redeemed by or forfeited to the Company may be reissued in accordance with this Agreement as a new series of Class B Units with a Threshold Value computed at the time of issuance.

3.3 Issuance of Common Units. On the Effective Date, subject to the terms and conditions of the Contribution Agreement, each of the Members listed on Schedule I is contributing to the Company the amount set forth under column (1) opposite the name of such Member on Schedule I, and, in exchange for such contribution, the Company is issuing to such Member the number of Common Units set forth under column (2) opposite the name of such Member on Schedule I, for an aggregate contribution of assets described in the Contribution Agreement and an aggregate issuance of 2,000,000 Common Units. From and after the Effective Date, Peace shall have the right to transfer a portion of his Common Units on a restricted basis to certain Persons subject to the terms and provisions of that certain Restricted Common Unit Ownership Agreement dated the date of this Agreement (as amended or otherwise modified from time to time, the “Restricted Common Unit Agreement”).

3.4 Issuance of Series A Units. On the Effective Date, the Company is issuing to the Members listed in Schedule II the number of Series A Units for the consideration described in Schedule II.

3.5 Summary of Capital Contributions. The initial Book Value and adjusted tax basis of the Capital Contributions of the Members are set forth on Schedule III.

3.6 No Other Persons Deemed Members. Unless admitted to the Company as a Member as provided in this Agreement, no Person (including an assignee of rights with respect to Units or Membership Interests or a transferee of Units or Membership Interests, whether voluntary, by operation of law or otherwise) shall be, or shall be considered, a Member. The Company may elect to deal only with Persons so admitted as Members (including their duly authorized representatives). Any distribution by the Company to the Person shown on the Company’s records as a Member or to its legal representatives, shall relieve the Company of all liability to any other Person who may have an interest in such distribution by reason of any Disposition by the Member or for any other reason.

3.7 No Resignation. A Member may not take any action to Resign as a Member voluntarily, and a Member may not be removed involuntarily, prior to the dissolution and winding up of the Company, other than as a result of a permitted Disposition of all of such Member’s Units in accordance with Article 7 and each of the transferees of such Units being admitted as a Substituted Member. A Member will cease to be a Member only in the manner described in Section 3.8 and Article 12.

3.8 Admission of Additional Members and Substituted Members and Creation of Additional Units.

(a) Authority. Subject to the limitations set forth in this Article 3 and in Article 7 and subject to Section 8.5, the Company may admit Additional Members and Substituted Members to the Company and may also issue additional Units or create and issue such additional classes or series of Units or Membership Interests (or securities convertible into or exercisable or exchangeable for a Unit or other Membership Interest), having such designations, preferences and relative, participating or other special rights, powers and duties as the Board shall determine, including: (i) the right of any such class or series of Units or Membership Interests to share in the Company’s distributions; (ii) the allocation to any such class or series of Units or Membership Interests of Profits (and all items included in the computation thereof) or Losses (and all items included in the computation thereof); (iii) the rights of any such class or series of Units or Membership Interests upon dissolution or liquidation of the Company; and (iv) the right of any such class or series of Units or Membership Interests to vote on matters relating to the Company and this Agreement. Upon the issuance pursuant to and in accordance with this Article 3 of any class or series of Units or Membership Interests, the Board may, subject to Section 13.5, amend any provision of this Agreement, and authorize any Person to execute, acknowledge, deliver, file and record, if required, such documents, to the extent necessary or desirable to reflect the admission of any additional Member to the Company or the authorization and issuance of such class or series of Units or Membership Interests (or securities convertible into or exercisable or exchangeable for a Unit or other Membership Interest), and the related rights and preferences thereof.

(b) Requisite Approval Required. The Common Units and the Series A Units shall be voting Units. As such, each Common Unit and each Series A shall entitle the holder thereof to one vote for the election of Managers and for any other purpose or matter as to which members of a Delaware limited liability company are entitled to vote. The holders of the Series A Units shall not vote as a separate class, but shall vote together with the holders of the Common Units as one class and in that case, each holder of a Series A Unit shall be entitled to vote its Series A Unit on a converted basis with respect to the matter to be voted upon. Notwithstanding the foregoing, the Company shall not (i) authorize or create any new class or series of units of membership interests in the Company having rights senior to or pari passu with the Series A Units as to the payment of distributions or payments due as provided in this Agreement, except that no such approval would be required in order to authorize units in connection with a bona fide capital financing at a pre-money valuation greater than the post-money valuation following the consummation of the Series A financing, with no greater than a 1x liquidation preference and voting and other rights are substantially similar to the Series A Units; (ii) amend, alter or repeal any of the provisions of the certificate of formation of the Company or this Limited Liability Company Agreement so as to affect adversely the powers, preferences, rights, qualifications, limitations and restrictions of the Series A Units or the holders thereof, or (iii) reclassify any outstanding membership units of the Company that rank junior to the Series A Units as to the payment of distributions or payments due as provided herein into units of membership interest of the Company that rank on a parity with or senior to the Series A Units as to any such payments, or reclassify any outstanding Units of the Company that rank on a parity with the Series A Units as to any such payments, into Units that rank senior to the Series A Units as to any such payments, (iv) redeem or repurchase any units (other than pursuant to employee agreements); (v) declare or pay any dividend, except that no such approval of the Series A Members would be required in connection with an aggregate dividend that is less than 25% of the amount of net income from the Company’s operations during a period in which the Company’s aggregate net income from operations is no less than $2,000,000; or (vi) liquidate or dissolve, including any sale of all or substantially all of the Company’s assets or other change of control, except that no such approval would be required if the transaction generates net proceeds to the Members of at least $20,000,000; unless in the case of each of (i) through (vi) the Company receives the Requisite Approval.

(c) Conditions. No Additional Member or Substituted Member shall be admitted to the Company unless and until all applicable conditions of this Section 3.8 and Article 7 are satisfied. Without limiting the generality of the foregoing, no Disposition or issuance of Units or Membership Interests otherwise permitted or required by this Agreement shall be effective, no Member shall have the right to substitute a transferee as a Member in its place with respect to any Units or Membership Interests acquired by such transferee in any Disposition and no purchaser of newly issued Units or Membership Interests from the Company shall be deemed to be a Member, in each case unless and until any such transferee or purchaser who is not already a party to this Agreement (and such transferee’s or such purchaser’s spouse, if applicable) shall execute and deliver to the Company an Addendum Agreement in the form attached as Exhibit C (an “Addendum Agreement”) and such other documents or instruments as may be required in the Company’s reasonable judgment to effect the admission.

(d) Rights and Obligations of Additional Members and Substituted Members. A transferee of Units or Membership Interests who has been admitted as an Additional Member or as a Substituted Member or a purchaser of newly issued Units or Membership Interests from the Company who has been admitted as an Additional Member in accordance with this Section 3.8 shall have all the rights and powers and be subject to all the restrictions and liabilities under this Agreement relating to a Member holding Units.

(e) Date of Admission as Additional or Substituted Member. Admission of an Additional Member or Substituted Member shall become effective on the date such Person’s name is recorded on the books and records of the Company. Upon the admission of an Additional Member or Substituted Member, (i) the Company shall amend Schedule I or II, as applicable, to reflect the name and address of, and number and class of Units held by, such Additional Member or Substituted Member and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Member (such revisions to be presented to the Board no later than at the next regular meeting of the Board) and (ii) to the extent of the Disposition to such Substituted Member, the Disposing Member shall be relieved of its obligations under this Agreement. Any Member who shall Dispose of all of such Member’s Units or Membership Interests in one or more Dispositions permitted pursuant to this Section 3.8 and Article 7 (where each transferee was admitted as a Substituted Member) shall cease to be a Member as of the last date on which all transferees are admitted as Substituted Members, provided, that, notwithstanding anything to the contrary herein, such Member shall not be relieved of any liabilities incurred by such Member pursuant to the terms and conditions of this Agreement prior to the time such Member Disposes of any Units or Membership Interests or ceases to be a Member hereunder.

3.9 No Liability of Members. Except as otherwise provided under the Act, the debts, liabilities, contracts and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, liabilities, contracts and other obligations of the Company, and no Member in its capacity as such shall be liable personally (a) for any debts, liabilities, contracts or any other obligations of the Company, except to the extent and under the circumstances set forth in any non-waivable provision of the Act or in any separate written instrument signed by the applicable Member, or (b) for any debts, liabilities, contracts or other obligations of any other Member. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, expect as expressly provided herein or required by any non-waivable provision of the Act. The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of §18-502(b) of the Act. However, if any court of competent jurisdiction orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated to restore any such negative balance, make any such contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.

3.10 Spouses of Members. Spouses of the Members that are natural persons do not become Members as a result of such marital relationship. Each spouse of a Member (including the Initial Members) shall be required to execute a Spousal Agreement in the form of Exhibit B to evidence his or her agreement and consent to be bound by the terms and conditions of this Agreement as to his or her interest, whether as community property or otherwise, if any, in the Units owned by such Member.

Article 4
REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Members. Each Member severally, but not jointly, represents and warrants as of the Effective Date to the Company that:

(a) Authority. Such Member has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, and the execution, delivery and performance by such Member of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary action.

(b) Binding Obligations. This Agreement and the other Transaction Documents to which such Member is a party have been duly and validly executed and delivered by such Member and constitute the binding obligations of such Member enforceable against such Member in accordance with their respective terms, subject to Creditors’ Rights.

(c) No Conflict. The execution, delivery and performance by such Member of this Agreement and the other Transaction Documents to which it is a party will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Member is subject, (ii) violate any order, judgment or decree applicable to such Member, or (iii) conflict with, or result in a breach or default under, any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, certificate of formation or limited liability company agreement, as applicable, or, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Member’s ability to satisfy its obligations hereunder or thereunder, any agreement or other instrument to which such Member is a party.

(d) Purchase Entirely For Own Account. The Units to be acquired by such Member will be acquired for investment for such Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; such Member has no present intention of selling, granting any participation in, or otherwise distributing the same; and such Member does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Units.

(e) No Registration. Such Member understands that the Units, at the time of issuance, will not be registered under the Securities Act on the ground that the issuance of Units hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Rule 506 promulgated thereunder.

(f) Investment Experience. Such Member confirms that it or he has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of an investment in Units and of making an informed investment decision and understands that (i) this investment is suitable only for an investor which is able to bear the economic consequences of losing its entire investment, (ii) the acquisition of Units hereunder is a speculative investment which involves a high degree of risk of loss of the entire investment, and (iii) there are substantial restrictions on the transferability of, and there will be no public market for, the Units, and accordingly, it may not be possible for such Member to liquidate such Member’s investment in case of emergency.

(g) Accredited Investor. Such Member is an Accredited Investor.

(h) Restricted Securities. Such Member understands that the Units may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering such Units or an available exemption from registration under the Securities Act, the Units must be held indefinitely.

Article 5
CAPITAL CONTRIBUTIONS

5.1 Contributions. On the Effective Date, the Initial Members are making the Capital Contributions described in Article 3 as summarized on Schedule III.

5.2 Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

5.3 Capital Account. A Capital Account shall be established and maintained for each Member in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account (a) shall be increased by (i) the amount of money contributed by such Member to the Company, (ii) the Book Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Code Section 752) and (iii) allocations to such Member of Profits and any other items of income or gain allocated to such Member, and (b) shall be decreased by (i) the amount of money distributed to such Member by the Company, (ii) the Book Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take subject to under Code Section 752), and (iii) allocations to such Member of Losses and any other items of loss or deduction allocated to such Member. The Capital Accounts shall also be increased or decreased to reflect a revaluation of Company property pursuant to paragraph (b) of the definition of Book Value. On the transfer of all or part of a Member’s Units, the Capital Account of the transferor that is attributable to the transferred Units shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l). A Member that has more than one class of Units shall have a single Capital Account that reflects all such Units.

5.4 Advances by Members. If the Company does not have sufficient cash to pay its obligations, then with the approval of the Board, any or all of the Members may (but will have no obligation to) advance all or part of the needed funds to or on behalf of the Company, which advances will constitute a loan from such Member to the Company, will bear interest and be subject to such other terms and conditions as agreed between such Member and the Company and will not be deemed to be a Capital Contribution.

Article 6
DISTRIBUTIONS AND ALLOCATIONS

6.1 Distributions.

(a) General. Each distribution made by the Company, regardless of the source or character of the assets to be distributed, shall be made in accordance with this Article 6 and applicable Law. Subject to obtaining Requisite Approval pursuant to Section 8.5(b), the Board shall have sole discretion to determine the timing and amount of each distribution under this Section 6.1.

(b) Income Distributions. Each distribution made by the Company other than in the event of Sale, Recapitalization, Refinancing or Distributions to Cover Holders’ Tax Liabilities shall be made first seventy percent (70%) to the Series A Members and thirty percent (30%) to the Common Unit Members until Series A Members have received Total Distributions in the amount equal to their Preferential Return, and thereafter, to the holders of outstanding Common Units and Series A Units in accordance with their relative Percentage Interests on an as converted basis.

(c) Distributions from Sale, Recapitalization or Refinancing; Other Distributions. Distributions funded by the sale of material assets of the Company outside the ordinary course of business or a recapitalization or refinancing of the Company (“Proceeds Distributions”) shall be distributed first to the Series A Members to cover any shortfall of their Preferential Return not already covered by Income Distributions until the Series A Members have received Total Distributions in an amount equal to their Preferential Return and thereafter, to the holders of outstanding Common Units, Series A Units and the Series B in accordance with their relative Percentage Interests on an as converted basis. Series B holders only participate in Proceeds Distributions above the Threshold Value assigned to their tranches of Series B Units at the time of their issuance. Exhibit D illustrates the Proceeds Distributions waterfall under various scenarios.

(d) Series B Limitations. If one or more series of Series B Units are issued with a Threshold Value greater than zero, each such series of Series B Units shall be ignored for purposes of the definition of Percentage Interest and for purposes of this Section 6.1 (and such series will not be entitled to receive distributions) until cumulative distributions have been made to the holders of series of Series B Units with lesser Threshold Value.

(e) Record Date. All distributions made under this Section 6.1 shall be made to the holders of record of the applicable Units on the record date established by the Board or, in the absence of any such record date, to the holders of the applicable Units on the date of the distribution.

(f) In Kind Distributions. Except for distributions pursuant to Section 6.1(b) which shall be funded in cash, the Company may distribute securities or other property in kind. The fair market value of securities or other property distributed in kind shall be determined by the Board.

(g) Tax Withholding. All amounts withheld or required to be withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution, or allocation to the Company or the Members and treated by the Code (whether or not withheld pursuant to the Code) or any such tax law as amounts payable by or in respect of any Partner or any Person owning an interest, directly or indirectly, in such Member shall be treated as amounts actually distributed to the Member with respect to which such amount was withheld pursuant to this section for all purposes under this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld. In the event that the Board reasonably determines that the amounts distributable to a Member by the Company are not expected to be sufficient to satisfy the Company’s tax withholding obligation with respect to such Member, then such Member shall promptly advance to the Company sufficient funds to satisfy any such obligation as requested by the Board. The Company shall promptly deposit such amounts with the applicable tax authority for credit to such Member, no such amounts shall be credited to the Capital Account of such Member and the Company shall have no obligation to repay or return any such amounts to the Member. If a Member fails to timely transfer any such funds to the Company, then such amount shall be deemed a defaulted capital contribution and the Company shall take such action as deemed necessary to collect such amount.

6.2 Allocations of Profits and Losses.

(a) General Profit and Loss Allocations.

(i) Allocations. Except as provided in Sections 6.2(b) and (e), for each taxable year of the Company, and after giving effect to the other allocations contemplated by this Agreement and any contributions and distributions made during such taxable year Profits and Losses (and all items included in the computation thereof) shall be allocated among the Members so that, as nearly as possible, the balance of each such Member’s Capital Account is the same as such Member’s Target Capital Account balance. Profits and Losses shall only be allocated to Series B Units in a year in which the Series B units are entitled to Proceeds Distributions. The Profits and Losses allocated to the Series B units in a year in which the Series B units are entitled to Proceeds Distributions shall be allocated to the Series B units so that, as nearly as possible, the balance of each such Member’s Capital Account will reflect the hypothetical distributions such Member would receive pursuant to Section 6.1(c).

(ii)

(b) Special Allocations. Notwithstanding any other provisions of this Section 6.2, the following special allocations shall be made for each taxable period:

(i) Notwithstanding any other provision of this Section 6.2, if there is a net decrease in Minimum Gain during any taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 6.2(c), each Member’s Capital Account shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.2 with respect to such taxable period. This Section 6.2(c)(i) is intended to comply with the partner minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Notwithstanding the other provisions of this Section 6.2 (other than Section 6.2(c)(i) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 6.2(c), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.2, other than Section 6.2(c)(i) above, with respect to such taxable period. This Section 6.2(c)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Except as provided in Sections 6.2(c)(i) and 6.2(c)(ii) above, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 6.2(c)(i) and 6.2(c)(ii).

(iv) In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(c)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 6.2(c) have been tentatively made as if this Section 6.2(c) were not in this Agreement.

(v) Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their Percentage Interests.

(vi) Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704 2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such provisions.

(c) Curative Allocation. The allocations set forth in Section 6.2(c) (other than Section 6.2(c)(vii)) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 6.2(d). Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this Section 6.2(d), the Board shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

(d) Final Allocations. Notwithstanding any other provisions of this Section 6.2 (other than the Regulatory Allocations and Curative Allocations), in the year in which a Dissolution Event or Sale of the Company occurs and all subsequent years (and for any prior years with respect to which the due date (without regard to extensions) for the filing of the Company’s federal income tax return has not passed as of the date of the Dissolution Event), all items of income, gain, loss and deduction of the Company, including gross items, shall be allocated among the Members in a manner reasonably determined by the Board as shall cause to the nearest extent possible the Capital Account of each Member to equal the amount to be distributed to such Member pursuant to Sections 12.2(c) and 12.4.

6.3 Income Tax Allocations.

(a) Except as provided in this Section 6.3, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under Section 6.2.

(b) The Members recognize that there may be a difference between the Book Value of a Company asset and the asset’s adjusted tax basis at the time of the property’s contribution or revaluation pursuant to this Agreement. In such a case, all items of tax depreciation, cost recovery, amortization, and gain or loss with respect to such asset shall be allocated among the Members to take into account the disparities between the Book Values and the adjusted tax basis with respect to such properties as determined by the Board in accordance with the provisions of sections 704(b) and 704(c) of the Code and the Treasury Regulations under those sections, using the “remedialmethod” (as defined in Regulation 1.704-3(d)) for allocating section 704(c) items ; provided, however, that any tax items not required to be allocated under sections 704(b) or 704(c) of the Code shall be allocated in the same manner as such gain or loss would be allocated for book purposes under Section 6.2.

(c) If any deductions for depreciation are recaptured as ordinary income upon the sale or other disposition of Company properties, the ordinary income character of the gain from such sale or disposition shall be allocated among the Members in the same ratio as the deductions giving rise to such ordinary income character were allocated.

6.4 Other Allocation Rules. All items of income, gain, loss, deduction and credit allocable to Units that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as the owner of such Units, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the regulations thereunder. If any Units are Disposed of or redeemed in compliance with the provisions of this Agreement, all distributions with respect to which the record date is before the date of such Disposition or redemption shall be made to the Disposing Member, and all distributions with respect to which the record date is after the date of such Disposition, in the case of a Disposition other than a redemption, shall be made to the transferee.

Article 7
ADDITIONAL AGREEMENTS REGARDING
PURCHASE, SALE AND ISSUANCE OF UNITS

7.1 Restrictions on Dispositions of Units.

(a) Dispositions of Units otherwise permitted or required by this Agreement may only be made in compliance with federal and state securities laws, including the Securities Act and the rules and regulations thereunder, and the Act.

(b) For so long as the Company is a partnership for U.S. federal income tax purposes, in no event may any Disposition of any Units by any Member be made if such Disposition is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or if such Disposition would otherwise result in the Company being treated as a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code and the regulations promulgated thereunder.

(c) Dispositions of Units may only be made in strict compliance with all applicable terms of this Agreement, and any purported Disposition of Units that does not so comply with all applicable provisions of this Agreement shall be null and void and of no force or effect, and the Company shall not recognize or be bound by any such purported Disposition and shall not effect any such purported Disposition on the transfer books of the Company or Capital Accounts of the Members. The Members agree that the restrictions contained in this Article 7 are fair and reasonable and in the best interests of the Company and the Members.

(d) Each Member that is an entity that was formed for the sole or principal purpose of directly or indirectly acquiring Membership Interests or Units or an entity whose principal asset is its Membership Interests or Units, or direct or indirect interests in Membership Interests or Units, agrees that it will not permit Dispositions of Capital Stock in such Member in a single transaction or series of related transactions if such Dispositions collectively would result in Capital Stock in such Member representing a majority of the economic or voting interests in such Member being owned or Controlled by a Person or Persons that do not own or Control Capital Stock in such Member as of the date that such Member became a Member unless such Member requires such Dispositions of such Capital Stock to be treated as a full Disposition of Membership Interests or Units by such Member hereunder.

7.2 Additional Restrictions on Dispositions of Units.

(a) No Disposition of Series B Units may be made except (i) to a Permitted Transferee in accordance with Section 7.3, (ii) in connection with a Drag-Along Transaction or (iii) to the Company in accordance with the redemption provisions of the applicable Restricted Unit Agreement or this Agreement.

(b) Notwithstanding anything contained herein, no Disposition of Units may be made to any Person that is a Potential Competitor of, or an adverse party to, the Company, as reasonably determined by the Board, except pursuant to Section 7.5.

7.3 Permitted Dispositions.

(a) Subject to the provisions of Section 7.1 and to the applicable provisions of Section 7.4 and Section 7.6, any Member may Dispose of its Units by way of gift to a Permitted Transferee of such holder; provided, however, that (i) such Permitted Transferee shall not be entitled to make any further Dispositions in reliance upon this Section 7.3(a), except for a Disposition of such acquired Units back to such original holder or to another Permitted Transferee of such holder or a Person to whom such transfer is permitted under Section 7.2, and (ii) such Permitted Transferee must assume all of the obligations of the original holder of the Units under and agree to comply with the provisions of this Agreement.

(b) Any holder of any Series B Units may Dispose of such Units by way of gift to a Permitted Transferee of such holder; provided, however, that (i) such Permitted Transferee shall not be entitled to make any further Dispositions in reliance upon this Section 7.3(b), except for a Disposition of such acquired Units back to such original holder or to another Permitted Transferee of such holder or a Person to whom such transfer is permitted under Section 7.2, and (ii) such Permitted Transferee must assume all of the obligations of the original holder of the Series B Units under and agree to comply with the provisions of the applicable Restricted Unit Agreement and this Agreement.

(c) A Member may not make a Disposition of Units to a Permitted Transferee if such Disposition has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Dispositions in this Agreement (it being understood that the purpose of this Section 7.3(c) is to prohibit the Disposition of Units to a Permitted Transferee followed by a change in the relationship between the transferor and the Permitted Transferee (or a change of Control of such transferor or Permitted Transferee) after the Disposition with the result and effect that the transferor has indirectly made a Disposition of Units by using a Permitted Transferee, which Disposition would not have been directly permitted under this Section 7.3 had such change in such relationship occurred prior to such Disposition).

7.4 Rights of First Offer.

(a) If any holder of any Common Units or Series A Units desires to Dispose of all or a part of such holder’s Common Units or Series A Units in a bona fide Disposition to one or more Third Parties (a “Proposed Disposition”), such holder (the “Offeror Holder”) shall deliver written notice of such Proposed Disposition (the “Notice of Right of First Offer”) to the Company no less than 30 days prior to the date of the Proposed Disposition. The date that the Notice of Right of First Offer is received by the Company shall constitute the “First Offer Notice Date.” Within five days after receipt of the Notice of Right of First Offer by the Company, the Company shall send a copy of the Notice of Right of First Offer along with a letter indicating the First Offer Notice Date to each Member that holds Common Units and each Major Investor of Series A Units (other than the Offeror Holder). (each, a “ROFO Holder”). If the Proposed Disposition involved Common Units, then the Company and each Major Investor of Series A Units shall be considered a ROFO Holder; and if the Proposed Disposition involves Series A Units, then only the Major Investors of Series A Units shall be considered a ROFO Holder. The notice shall set forth the name or names, if known, of the Third Party or Third Parties, the number and class or series of Common Units or Series A Units to be sold (the “Offered Units”), the price per Unit for the Offered Units (the “Offer Price”), and all details of the payment terms and all other terms and conditions of the Proposed Disposition. A Proposed Disposition may not contain provisions related to any property of the Offeror Holder other than Common Units or Series A Units held by the Offeror Holder, and the Offer Price shall be expressed only in terms of cash (in U.S. dollars). Any Proposed Disposition of Common Units or Series A Units not satisfying the terms of this Section 7.4 (e.g., a Proposed Disposition in which not all of the proposed consideration is cash or a Proposed Disposition that is not bona fide) may not be made unless otherwise expressly permitted pursuant to the other provisions of this Article 7.

(b) Within ten days of the Notice of First Offer Date, each applicable ROFO Holder (as set forth in Section 7.4(a) above) shall have the right to purchase up to that number of the Offered Units equal to such ROFO Holder’s pro rata percentage of the total Percentage Interest of all ROFO Holders (the “Proportionate Share”). Within 25 days after the First Offer Notice Date, each ROFO Holder may deliver a written notice to the Offeror Holder, the Company and each other ROFO Holder of its election to purchase such Offered Units. To the extent any ROFO Holder does not elect to purchase its full Proportionate Share of such Offered Units or fails to deliver a notice within the applicable period, each ROFO Holder that has elected to purchase its full Proportionate Share shall be entitled, by delivering written notice to the Offeror Holder and the Company within five days following the end of such 25-day period (such fifth day, the “Offer Expiration Date”), to purchase up to all of the remaining Offered Units. If there is an oversubscription, the oversubscribed amount shall be allocated among the ROFO Holders fully exercising their rights to purchase such remaining Offered Units pro rata based on the Percentage Interest owned by each fully electing ROFO Holder relative to the Percentage Interest held by all fully electing ROFO Holders. The delivery of a notice of election under this Section 7.4 shall constitute an irrevocable commitment to purchase such Offered Units. If the ROFO Holders shall have elected to purchase all but not less than all of the Offered Units, the Company shall thereafter set a reasonable place and time for the closing of the purchase and sale of the Offered Units, which shall be not less than 30 days nor more than 90 days after the First Offer Notice Date (subject to extension to the extent necessary to pursue any required regulatory approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act) unless otherwise agreed by all of the parties to such transaction.

(c) The purchase price and terms and conditions for the purchase of the Offered Units pursuant to this Section 7.4 shall be the price and terms and conditions set forth in the applicable Proposed Disposition; provided, that the Offeror Holder shall at a minimum make customary representations and warranties concerning (i) such Offeror Holder’s valid title to and ownership of the Offered Units, free of all liens, claims and encumbrances (excluding those arising under applicable securities laws), (ii) such Offeror Holder’s authority, power and right to enter into and consummate the sale of the Offered Units, (iii) the absence of any violation, default or acceleration of any agreement to which such Offeror Holder is subject or by which its assets are bound as a result of the agreement to sell and the sale of the Offered Units, and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such Offeror Holder in connection with the sale of the Offered Units. The Offeror Holder also agrees to execute and deliver such instruments and documents and take such actions, including obtaining all applicable approvals and consents and making all applicable notifications and filings, as the purchasing ROFO Holders may reasonably request in order more effectively to implement the purchase and sale of the Offered Units hereunder.

(d) Notwithstanding the foregoing, if the ROFO Holders shall not have elected to purchase all of such Offered Units on or prior to the Offer Expiration Date, such ROFO Holders shall not have the right to purchase any of the Offered Units and the Offered Units may be sold by the Offeror Holder at any time within 90 days after the Offer Expiration Date, subject to the provisions of Section 7.1 and Section 7.6 and to the applicable provisions of Section 7.2(b). Any such sale shall not be at less than the price or upon terms and conditions more favorable, individually or in the aggregate, to the purchaser than those specified in the Proposed Disposition. If any such Offered Units are not so transferred within such 90-day period, the Offeror Holder may not sell any of the Offered Units without again complying in full with the provisions of this Section 7.4.

(e) Notwithstanding anything contained herein to the contrary, prior to any Disposition of Units by an Offeror Holder pursuant to this Section 7.4 to a Person other than a ROFO Holder, the Offeror Holder shall, after complying with the provisions of this Section 7.4, comply with the provisions of Section 7.6 hereof.

7.5 Drag-Along Rights.

(a) At any time, Members holding at least a majority of the of Common Units and/or Series A Units (the “Selling Members”) may propose a Drag-Along Transaction and require all other holders of Units (the “Drag-Along Members”) to sell all but not less than all of their Units in accordance with this Section 7.5. The Selling Members shall exercise their rights pursuant to this Section 7.5 by delivering a written notice (the “Drag-Along Notice”) to the Company and each Drag-Along Member no more than ten (10) Business Days after the execution by all parties thereto of a definitive agreement with respect to the Drag-Along Transaction. The Drag-Along Notice shall make reference to the Selling Members’ rights and obligations hereunder and shall describe in reasonable detail (i) the name of the Person to who the Units are proposed to be sold; (ii) the proposed date, time and location of the closing of the transaction; (iii) a description of the consideration to be paid; and (iv) the other material terms and conditions of the Drag-Along Transaction.

(b) In connection with any such Drag-Along Transaction, all Drag-Along Members shall consent to and raise no objections against the Drag-Along Transaction, and if the Drag-Along Transaction is structured as (i) a merger, conversion, Unit exchange or consolidation of the Company, or a sale of all or substantially all of the assets of the Company, each holder of Units entitled to vote thereon shall vote in favor of the Drag-Along Transaction and shall waive any appraisal rights or similar rights in connection with such merger, conversion, Unit exchange, consolidation or asset sale, or (ii) a sale of all the Units, each holder of Units shall agree to sell all of his or its Units that are the subject of the Drag-Along Transaction, on the terms and conditions of such Drag-Along Transaction. The holders of Units shall promptly take all necessary and desirable actions in connection with the consummation of the Drag-Along Transaction, including the execution of such agreements and such instruments and other actions reasonably necessary to (A) provide customary representations, warranties, indemnities, and escrow/holdback arrangements relating to such Drag-Along Transaction (subject to Sections 7.5(c)(iv) and 7.5(c)(v) below), in each case to the extent that each other holder of Units is similarly obligated, and (B) effectuate the allocation and distribution of the aggregate consideration upon the Drag-Along Transaction as set forth in Section 7.5(c) below. The holders of Units shall be permitted to sell their Units pursuant to any Drag-Along Transaction without complying with any other provisions of this Article 7.

(c) The obligations of the drag-Along Members pursuant to this Section 7.5 are subject to the following terms and conditions:

(i) Upon the consummation of the Drag-Along Transaction, each Drag-Along Member shall receive the same proportion of the aggregate consideration from such Drag-Along Transaction that such holder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Section 12.2 as in effect immediately prior to such Drag-Along Transaction, and if a holder of Units receives consideration from such Drag-Along Transaction in a manner other than as contemplated by such rights and preferences or in excess of the amount to which such holder is entitled in accordance with such rights and preferences, then such holder shall take such action as is necessary so that such consideration shall be immediately reallocated among and distributed to the holders of Units in accordance with such rights and preferences;

(ii) if any holder of a series of Units is given an option as to the form and amount of consideration to be received, all holders of Units shall be given the same option;

(iii) the Company shall bear the reasonable, documented costs incurred in connection with any Drag-Along Transaction (costs incurred by or on behalf of any holder of Units for its sole benefit will not be considered costs of the transaction hereunder) unless otherwise agreed by the Company and the acquiror, in which case no holder of Units shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-Along Transaction (excluding modest expenditures for postage, copies, and the like) and no holder of Units shall be obligated to pay any portion (or, if paid, shall be entitled to be reimbursed by the Company for that portion paid) that is more than its pro rata share of reasonable expenses incurred in connection with a consummated Drag-Along Transaction;

(iv) no holder of Units shall be required to provide any representations, warranties or indemnities (other than pursuant to an escrow or holdback of consideration proportionate to the amount receivable under this Section 7.5) in connection with the Drag-Along Transaction, other than customary (including with respect to qualifications) several representations, warranties and indemnities concerning (A) such holder’s valid title to and ownership of Units, free of all liens, claims and encumbrances (excluding those arising under applicable securities laws), (B) such holder’s authority, power and right to enter into and consummate such Drag-Along Transaction, (C) the absence of any violation, default or acceleration of any agreement to which such holder is subject or by which its assets are bound as a result of the Drag-Along Transaction, and (D) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such holder in connection with the Drag-Along Transaction (and then only to the extent that each other holder of Units provides similar representations, warranties and indemnities with respect to the Units held by such holder of Units);

(v) no holder of Units shall be obligated in respect of any indemnity obligations in such Drag-Along Transaction for an aggregate amount in excess of the total consideration payable to such holder of Units in such Drag-Along Transaction; and

(vi) if some or all of the consideration received in connection with the Drag-Along Transaction is other than cash, then such consideration shall be deemed to have a dollar value equal to the fair market value of such consideration as determined by the Board in its reasonable judgment.

(d) Notwithstanding anything to the contrary in this Section 7.5, if the consideration proposed to be paid to the holders of Units in a Drag-Along Transaction includes securities with respect to which no registration statement covering the issuance of such securities has been declared effective under the Securities Act, then each of the holders of Units that is not then an Accredited Investor (without regard to Rule 501(a)(4)) may be required (notwithstanding Section 7.5(c)(ii)), at the request and election of the holders that are pursuing a Drag-Along Transaction, to (i) at the cost of the Company, appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to such requesting holders or (ii) accept cash in lieu of any securities such non-Accredited Investor would otherwise receive in an amount equal to the fair market value of such securities as determined in the manner set forth in Section 7.5(c)(vi).

(e) Holders of an amount of outstanding Common Units and/or Series A Units sufficient to propose a Drag-Along Transaction shall have the right in connection with any such transaction (or in connection with the investigation or consideration of any such potential transaction) to require the Company to cooperate fully with potential acquirors in such prospective Drag-Along Transaction by taking all customary and other actions reasonably requested by such holders or such potential acquirors, including making the Company’s properties, books and records, and other assets reasonably available for inspection by such potential acquirors, establishing an electronic data room including materials customarily made available to potential acquirors in connection with such processes and making its employees reasonably available for presentations, interviews and other diligence activities, in each case subject to reasonable and customary confidentiality provisions. In addition, the holders of Common Units and/or Series A Units entitled to propose a Drag-Along Transaction shall be entitled to take all steps reasonably necessary to carry out an auction of the Company, including selecting an investment bank, providing confidential information (pursuant to confidentiality agreements), selecting the winning bidder and negotiating the requisite documentation. The Company shall provide assistance with respect to these actions as reasonably requested.

7.6 Tag-Along Rights.

(a) If, at any time and in its sole discretion, holders of at least a majority of the Common Units (“Tag-Along Transferors”) elect to Dispose to one or more Third Parties (collectively, a “Tag-Along Transferee”), in a bona fide arm’s-length transaction or series of related transactions (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) a majority of the Tag Along Transferors’ Common Units held by the Tag Along Transferors on the date thereof and the Company does not exercise its rights under Section 7.4 above (a “Tag Sale”), each of the Series A Members shall be entitled to sell or transfer in the contemplated Tag Sale a number of Series A Units to be purchased in such Tag Sale equal to the product of (A) the quotient determined by dividing the number of Series A Units owned by such Member, on a converted basis, by the (A) total number of Common Units owned by each Tag Along Transferor electing to sell its Common Units in such Tag Sale, and (B) the total number of Series A Units to be sold in the Tag Sale.

(b) The delivery of the notice of election by each such holder under this section shall constitute an irrevocable commitment to sell the indicated Units. The Tag Along Transferor shall use reasonable efforts to arrange for the sale to the Tag-Along Transferee of all Units requested by such Members to be sold in the Tag Sale. If the Tag-Along Transferee agrees to purchase all of the Units requested by the Tag Along Transferor and the other Members to be part of the Tag-Along Sale, such sale shall be made pursuant to the terms and conditions of the Proposed Disposition as if the Third Party offer from the Tag-Along Transferee was made to, and accepted by, the other Members providing notice of election, unless the Tag Along Transferor and the electing Members each agree otherwise. If the Tag-Along Transferee agrees to purchase only a portion of the Units subject to the Tag-Along Sale and the Tag Along Transferor is willing to sell less than all of its Units initially to be transferred pursuant to the Proposed Disposition, the Units to be sold shall be allocated prorata between the Tag Along Transferor and the other Members who have provided notice to participate in the Tag-Along Sale in accordance with their Percentage Interests in the Company as compared to all shares the Transferee has agreed to purchase, and otherwise as if the offer from the Tag-Along Transferee was made to, and accepted by, the Members providing notice of to participate in the Tag-Along Sale pursuant to the Proposed Disposition, unless such Members and the Offeror Holder each agree otherwise. If neither (i) the Transferee is willing to purchase all of the Units subject to the Tag-Along Sale, nor (ii) the Tag Along Transferor be willing to sell a pro rata portion of its Units in the manner provided above, then no Member shall be permitted to sell his Units to such Transferee without first repeating the applicable procedures set forth in this Agreement.

(c) The Tag Along Transferor and the other Members shall sell to the Tag-Along Transferee all of the Units proposed to be transferred by them in accordance with this Section 7.6 at not less than the price and upon the terms and conditions, if any, not more favorable, individually and in the aggregate, to the Tag-Along Transferee than those in the Proposed Disposition, at the time (subject to extension to the extent necessary to pursue any required regulatory approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act) and place provided for the closing as the Tag Along Transferor, the other Members and the Tag-Along Transferee shall agree.

7.7 Preemptive Rights.

(a) Prior to the Company issuing (other than through (i) issuances of (i) Common Units pursuant to the conversion rights of the Series A Units, (ii) Series B Units, (iii) options to purchase Units pursuant to incentive equity plans approved by the Board, (iv) Units issued to any Person that is not a Member or an Affiliate thereof as consideration in any acquisition or other strategic transaction approved in accordance with this Agreement, (v) Units issued in connection with any split, distribution or recapitalization of the Company, and (v) any Capital Stock issued by the Company pursuant to a registration statement filed under the Securities Act and approved by the Board), any Units, warrants or options or other rights to acquire Units (collectively, the “New Units”) to a proposed purchaser (the “Proposed Purchaser”), each Eligible Purchaser shall have the right to purchase the number of New Units as provided in this Section 7.7.

(b) The Company shall give each Eligible Purchaser at least 15 days’ prior notice (the “First Notice”) of any proposed issuance of New Units, which notice shall set forth in reasonable detail the proposed terms and conditions thereof and shall offer to each Eligible Purchaser the opportunity to purchase its Pro Rata Share (which Pro Rata Share shall be calculated as of the date of such notice) of the New Units at the same price, on the same terms and conditions and at the same time as the New Units are proposed to be issued by the Company. If any Eligible Purchaser wishes to exercise its preemptive rights, it must do so by delivering an irrevocable written notice to the Company within 15 days after delivery by the Company of the First Notice (the “Election Period”), which notice shall state the dollar amount of New Units such Eligible Purchaser (each a “Requesting Purchaser”) would like to purchase up to a maximum amount equal to such Eligible Purchaser’s Pro Rata Share of the total offering amount plus the additional dollar amount of New Units such Requesting Purchaser would like to purchase in excess of its Pro Rata Share (the “Over-Allotment Amount”), if any, if other Eligible Purchasers do not elect to purchase their full Pro Rata Share of the New Units. The rights of each Requesting Purchaser to purchase a dollar amount of New Units in excess of each such Requesting Purchaser’s Pro Rata Share of the New Units shall be based on the relative Pro Rata Share of the New Units of those Requesting Purchasers desiring Over-Allotment Amounts and not based on the Requesting Purchasers’ relative Over-Allotment Amounts.

(c) If not all of the New Units are subscribed for by the Eligible Purchasers, the Company shall have the right, but shall not be required, to issue and sell the unsubscribed portion of the New Units to the Proposed Purchaser at any time during the 90 days following the termination of the Election Period pursuant to the terms and conditions set forth in the First Notice. The Board may, in its reasonable discretion, impose such other reasonable and customary terms and procedures such as setting a closing date, rounding the number of Units covered by this Section 7.7 to the nearest whole Unit and requiring customary closing deliveries in connection with any preemptive rights offering. In the event any Eligible Purchaser refuses to purchase offered Units for which it subscribed pursuant to the exercise of preemptive rights granted thereto under this Section 7.7, in addition to any other rights the Company may be permitted to enforce at law or in equity, such Eligible Purchaser and any Permitted Transferee of such Eligible Purchaser shall not be considered an Eligible Purchaser for any future rights granted under this Section 7.7 unless the Board expressly designates such Person as an Eligible Purchaser (which the Board, in its sole discretion, may do on an offer-by-offer basis or not at all).

7.8 Specific Performance. Each Member acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the Company or the Members, if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article 7, that every such restriction and obligation is material, and that in the event of any such failure, the Company or the Members shall not have an adequate remedy at law or in damages. Therefore, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article 7 and to prevent any Disposition of Units in contravention of any terms of this Article 7, and waives any defenses thereto, including the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement; and (iii) availability of relief in damages.

7.9 Termination Following Qualified Public Offering. Notwithstanding anything to the contrary in this Article 7, the provisions of this Article 7 (other than Section 7.2(a) and Section 7.10) shall terminate and be of no further force or effect upon the consummation of a Qualified Public Offering. If the Board of Managers determines that there shall be a Qualified Public Offering, each holder of Units agrees that it will, and will cause its Affiliates to, enter into a customary lock-up period agreement, if the underwriter in any such Qualified Public Offering requests that Members hold their Units for a period of time in connection with the Qualified Public Offering.

7.10 Conversion Rights. Notwithstanding anything contained to the contrary in this Agreement, each holder of Series A Units shall have the right to convert its Series A Units into Common Units upon the following terms:

(a) Right to Convert. Subject to the provisions of this Section 7.10, at any time and from time to time on or after the Date of Issuance, any holder of Series A Units shall have the right, upon approval of the Series A Members holding at least a majority of the Series A Class Sharing Percentages, to convert all or any portion of its outstanding Series A Units (including any fraction of a Unit) held by such holder into an equal number (1:1) of Common Units (including any fraction of a Unit).

(b) Automatic Conversion. Subject to the provisions of this Section 7.10, in connection with, and on the closing of, a Qualified Public Offering by the Company, and, upon the receipt of the full amounts of Preferential Return by Series A holders, all of the outstanding Series A Units (including any fraction of a Unit) held by Series A Members shall automatically convert into an equal (1:1) number of Common Units (including any fraction of a Unit) (“Conversion Units”).

(c) Procedures for Optional Conversion. In order to effectuate a conversion of Series A Units pursuant to Section 7.10(a), a holder shall (a) submit a written election to the Company that such holder elects to convert Units, the number of Units elected to be converted and (b) surrender, along with such written election, to the Company the certificate or certificates representing the Units being converted, if the Units have been certificated, duly assigned or endorsed for transfer to the Company, and if the Units are uncertificated, a duly executed assignment relating thereto. The conversion of such Units hereunder shall be deemed effective as of the date of surrender of such Series A Units certificate or certificates or delivery of such assignment. Upon the receipt by the Company of a written election, the Company shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (a) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of Common Units (including any fractional Unit) to which such holder shall be entitled upon conversion of the applicable Units as calculated pursuant to Section 7.10(a) and, if applicable, a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of Series A Units (including any fractional Unit) represented by the certificate or certificates delivered to the Company for conversion but otherwise not elected to be converted pursuant to the written election. All Units issued hereunder by the Company shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(e) Procedures for Automatic Conversion. As of the closing of a Qualified Public Offering and after Series A holders receive the full amount of Preferential Return all outstanding Series A Units shall be converted to the number of Common Units calculated pursuant to Section 7.10(b) without any further action by the relevant holder of such Units or the Company. As promptly as practicable following such Qualified Public Offering (but in any event within five (5) days thereafter), the Company shall send each holder of Series A Units written notice of such event. Upon receipt of such notice, each holder shall surrender to the Company the certificate or certificates representing the Units being converted, if the Units have been certificated, duly assigned or endorsed for transfer to the Company, and if the Units are uncertificated, a duly executed assignment relating thereto. Upon the surrender of such certificate(s) and accompanying materials, the Company shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of Common Units (including any fractional Unit) to which such holder shall be entitled upon conversion of the applicable Units. All Common Units issued hereunder by the Company shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(f) Effect of Conversion. All Series A Units converted as provided in this Section 7.10 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Units shall immediately cease and terminate as of such time, other than the right of the holder to receive Common Units.

(g) Reservation of Units. The Company shall at all times when any Series A Units is outstanding reserve and keep available out of its authorized but unissued Units, solely for the purpose of issuance upon the conversion of the Series A Units, such number of Common Units issuable upon the conversion of all outstanding Series A Units pursuant to this Section 7, taking into account any adjustment to such number of Units so issuable in accordance with Section 7.10(h) hereof.

(h) No Charge or Payment. The issuance of certificates for Common Units upon conversion of Series A Units pursuant to this Section 7.10 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof.

(i) Adjustment to Conversion Price and Conversion Units upon Distribution, Subdivision, or Combination of Common Units. In order to prevent dilution of the conversion rights granted under this Section 7.10, the Conversion Price and the number of Conversion Units issuable on the conversion of the Series A Units shall be subject to adjustment from time to time so that no future act of the Company shall have the effect of diluting the number of Common Units each holder of Series A Units would otherwise be entitled to receive as of the Date of Issuance. Without limiting the generality of the foregoing, if the Company shall, at any time or from time to time after the Date of Issuance, (i) pay a distribution or make any other distribution upon the Common Units or any other capital stock of the Company payable in Common Units or options therefor, or (ii) subdivide (by any stock split, recapitalization, or otherwise) its outstanding Common Units into a greater number of Units, the Conversion Price in effect immediately prior to any such distribution, distribution, or subdivision shall be proportionately reduced and the number of Conversion Units issuable upon conversion of the Series A Units shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split, or otherwise) its outstanding Common Units into a smaller number of Units, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Units issuable upon conversion of the Series A Units shall be proportionately decreased. Any adjustment under this Section 7.10(h) shall become effective at the close of business on the date the distribution, subdivision, or combination becomes effective.

Article 8
MANAGEMENT

8.1 Management Under Direction of the Board. The business and affairs of the Company shall be managed and controlled by a board of managers comprised of 2 members (the “Board,” and each member of the Board, a “Manager”), and the Board shall have full and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein. Notwithstanding the foregoing, no Manager in his or her individual capacity shall have the authority to manage the Company or approve matters relating to, or otherwise to bind the Company, such powers being reserved to all of the Managers acting pursuant to Section 8.2(e) through the Board and to such agents of the Company as designated by the Board.

8.2 Board of Managers.

(a) Composition; Managers. Immediately following the Effective Date, the Managers shall be as set forth on Schedule IV. Such Managers shall be designated as follows:

(i) For the Company to have a valid status, at least two Managers are required at any given time. If for whatever reason there are less than two Managers at the Company, a second Manager will be added within 60 days of the occurrence.

(ii) So long as at least one unit of the Series A Units remain outstanding, the holders of Series A Units acting by consent of a majority of the outstanding Series A Units shall be entitled to designate one (1) Manager to the Board of Managers (the “Series A Manager”), and the initial Series A Manager shall be Alex Guiva (“Guiva”);

(iii) So long as Sean Peace (“Peace”) continues to own a majority of the Common Units, Peace shall have the right to appoint one designee (a “Common Unit Manager”), and the initial Common Unit Manager shall be Peace.

(iv) If Series A Manager and Common Unit Manager both agree, they can nominate a third Manager to be added to Board of Managers; and,

(v) If there are Observers, they shall have the right to be present at the meetings of the Board of Managers in person, telephonically or through videoconferencing.

Each Manager shall serve in such capacity until his successor has been elected and qualified or until such person’s death, resignation or removal. The members of the Board shall be “managers” within the meaning of the Act.

(b) Removal. Any Common Manager or Series A Manager may be removed with or without cause only by vote or consent of the Members entitled to designate such Manager. Any other Manager may be removed with or without cause only by Requisite Approval.

(c) Resignations. A Manager may resign at any time. Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

(d) Vacancies. In the event that a vacancy is created on the Board by the death, disability, retirement, resignation or removal of any Common Manager or Series A Manager, such vacancy shall be filled only by consent of the Member or Members entitled to designate such Manager. In the event that a vacancy is created on the Board by the death, disability, retirement, resignation or removal of any other Manager, such vacancy shall be filled only by Requisite Approval. A Member or group of Members entitled to designate a Manager may do so at any time by written notice to the Company.

(e) Quorum; Required Vote for Board Action. Each Manager shall have one vote. Unless otherwise required by this Agreement, both Managers must be present for the transaction of business at a meeting of the Board, and actions by the Board shall require the vote or consent of both Managers.

(f) Place of Meetings; Order of Business. The Board may hold its meetings and may have an office and keep the books of the Company, except as otherwise provided by Law, in such place or places, within or without the State of Delaware, as the Board may from time to time determine by resolution. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by the by resolution of the Board.

(g) Regular Meetings. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. Notice of such regular meetings shall not be required.

(h) Special Meetings. Special meetings of the Board may be called by any Common Manager on at least 24 hours personal, written or electronic notice to each Manager, which notice must include appropriate dial-in information to permit each Manager to participate in such meeting by means of telephone conference. Such notice need not state the purpose or purposes of such meeting, except as may otherwise be required by Law.

(i) Compensation. Unless approved by Requisite Approval, none of the Managers shall receive any compensation for serving on the Board. All of the Managers shall be entitled to reimbursement for reasonable out-of-pocket expenses in attending meetings of the Board.

(j) Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a unanimous consent in writing, setting forth the action so taken, shall be signed by all Managers. Such writing or writings shall be filed with the minutes of proceedings of the Board.

(k) Telephonic Conference Meeting. Subject to the requirement for notice of meetings, members of the Board may participate in a meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(l) Waiver of Notice Through Attendance. Attendance of a Manager at any meeting of the Board (including by telephone) shall constitute a waiver of notice of such meeting, except where such Manager attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Managers at such meeting of such purpose.

(m) Reliance on Books, Reports and Records. Each Manager shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Company by any of its Officers or by an independent certified public accountant or by an appraiser selected with reasonable care by the Board, or in relying in good faith upon other records of the Company.

(n) Committees. The Board may appoint or create any committees of the Board as it deems appropriate.

8.3 Officers.

(a) Generally. The Company may have such officers (the “Officers”) as the Board in its discretion may appoint. The Board may remove any Officer with or without cause at any time; provided, however, that such removal shall be without prejudice to the contractual rights, if any, of the Officer so removed. Election or appointment of an Officer shall not of itself create contractual rights. Any such Officers may, subject to the general direction of the Board, have responsibility for the management of the normal and customary day-to-day operations of the Company, and act as “agents” of the Company in carrying out such activities. The Officers shall be compensated, and the terms and conditions of their employment with the Company or a Subsidiary (as applicable) shall be, as provided in their respective employment agreements, if any. Any Officer may resign at any time. Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

(b) General Authority of Officers. Except as expressly provided otherwise in this Agreement, the Officers shall have delegated authority from the Board for conducting the day-to-day business of the Company, including the authority to:

(i) manage the daily affairs, business operations and properties of the Company (including the opening, maintaining and closing of bank accounts and drawing checks or other orders for the payment of monies in the ordinary course of business) and, in connection therewith, bind the Company and otherwise act as its agent;

(ii) expend Company funds in connection with operating the business of the Company;

(iii) collect all amounts due to the Company and contest and exercise the Company’s right to collect such amounts;

(iv) to the extent that funds of the Company are available therefore, pay as they become due, all obligations of the Company;

(v) employ and dismiss from employment any and all employees (other than another Officer) and appoint and remove agents, consultants and independent contractors, in each case in the ordinary course of business;

(vi) acquire, hold, manage, own, sell, transfer, convey, assign, exchange or otherwise dispose of assets of the Company; and

(vii) enter into, execute, make, amend, supplement, acknowledge, deliver and perform in the name and on behalf of the Company all contracts, agreements, licenses and other instruments, undertakings and understandings in the ordinary course of the business and affairs of the Company (or that the Board and, if applicable, the Members determine are necessary, appropriate or incidental to the carrying out of such business and affairs).

8.4 Members. Except for the right to consent to or approve certain matters as expressly provided in Section 8.5, the Members in their capacity as Members shall not have any other power or authority to manage the business or affairs of the Company or to bind the Company or enter into agreements on behalf of the Company. To the fullest extent permitted by Law and notwithstanding any provision of this Agreement or any Transaction Document, no Member in its capacity as a Member shall have any duty, fiduciary or otherwise, to the Company or any other Member in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement or any Transaction Document. The foregoing sentence will not be deemed to alter the contractual obligations of a Member to another Member or the Company pursuant to the Transaction Documents. Except as otherwise expressly provided in this Agreement, Members shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Company. Any matter requiring the consent or approval of any of the Members pursuant to this Agreement shall be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by the holders of not less than the number of outstanding Units necessary to consent to or approve such action. Prompt notice of such consent or approval shall be given by the Company to those Members who have not joined in such consent or approval.

8.5 Decisions Requiring Board or Member Approval.

(a) Notwithstanding anything in this Agreement to the contrary, the following actions by the Company or any of its Subsidiaries shall require approval by the Board in accordance with Section 8.2(e):

(i) the adoption of an Annual Budget or any modification to an Annual Budget;

(ii) any transaction or agreement involving hedging or forward sales arrangements;

(iii) any commencement or settlement of any litigation, investigation or proceeding;

(iv) the entry into any agreement, contract or commitment or series of related agreements, contracts or commitments, in each case involving expenditures which, when fully funded are expected to be, in excess of $100,000 individually or $250,000 in the aggregate in any fiscal year;

(v) entry into any union contract or collective bargaining agreement;

(vi) the election or removal of Officers; changes in compensation for any Officer or entering into or amending any employment or severance agreement with any Officer; or the adoption of any employee benefit or welfare plans, provided, however, only the Series A Manager shall approve the compensation agreement of Peace, which shall be done each year and for 2021 within 30 days of the Date of Issuance; and

(vii) entering into any agreement or otherwise committing to do any of the foregoing.

(b) Notwithstanding anything in this Agreement to the contrary, the following actions by the Company, in addition to the actions described in Section 3.8(b) above, shall require the approval of the Board in accordance with Section 8.2(e) as well as Requisite Approval:

(i) any distribution to the holders of Units or any redemption, acquisition or repurchase of any Units or other Membership Interests (including any securities convertible into or exercisable or exchangeable for a Unit or other Membership Interest);

(ii) entering into or amending a note, credit agreement, credit facility, letter of credit or other instrument of indebtedness in an aggregate amount in excess of $50,000 or more in any transaction or series of related transactions; otherwise incurring indebtedness or agreeing to furnish a guarantee or other credit support in an amount in excess of $50,000 in any transaction or series of related transactions; or the purchase, redemption, cancellation, prepayment or other complete or partial discharge in advance of a scheduled payment or mandatory redemption date of any such obligation in any transaction or series of related transactions;

(iii) the creation, authorization or issuance of any Units or other Membership Interests (including any securities convertible into or exercisable or exchangeable for a Unit or other Membership Interest);

(iv) the purchase or other acquisition of assets (including equity interests in any Person) in any transaction or series of related transactions for consideration (including assumed indebtedness) in excess of $100,000 (other than transactions included in an Annual Budget that has been approved in accordance with Section 8.5(b));

(v) the sale of all, substantially all or any material portion of the assets of the Company and its Subsidiaries (including equity interests in any Subsidiary) taken as a whole in any transaction or series of related transactions (other than transactions included in an Annual Budget that has been approved in accordance with Section 8.5(b));

(vi) any consolidation, merger or other business combination or any conversion to another type or form of business entity;

(vii) any Dissolution Event;

(viii) the registration of any securities under the Securities Act or any public offering of securities;

(ix) any change in the Company’s independent public accountants;

(x) the adoption of any voluntary change in the tax classification for federal income tax purposes of the Company or any of its Subsidiaries;

(xi) any change in the principal line of business of the Company and its Subsidiaries taken as a whole or in the Company’s purpose as set forth in Section 2.4;

(xii) the adoption of a plan or proposal for a complete or partial liquidation, reorganization or recapitalization or commencement of any case, proceeding or action seeking relief under any laws relating to bankruptcy, insolvency, conservatorship or relief of debtors, or applying for or consenting to the appointment of a receiver, trustee, custodian, conservator or similar official, or filing an answer admitting the material allegations of a petition filed against the Company or any of its Subsidiaries in any such proceeding, or making a general assignment for the benefit of creditors, or admitting in writing its inability or failing generally to pay its debts as they become due; and

(xiii) entering into any agreement or otherwise committing to do any of the foregoing.

8.6 Acknowledgement Regarding Outside Businesses and Opportunities.

(a) Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, each of the Company and the Members acknowledges and agrees that the Investors and their respective Affiliates (i) have made, prior to the date hereof, and are expected to make, on and after the date hereof, investments (by way of capital contributions, loans or otherwise), and (ii) may have engaged, prior to the date hereof, and may engage, on and after the date hereof, in other transactions with and with respect to, in each case, Persons engaged in businesses that directly or indirectly compete with the business of the Company and its Subsidiaries as conducted from time to time. Except as otherwise expressly set forth in Section 8.6(b), the Company and the Members agree that any involvement, engagement or participation of such Investors and their respective Affiliates (including any Investor Nominee) in such investments, transactions and businesses, even if competitive with the Company, shall not be deemed wrongful or improper or to violate any duty express or implied under applicable Law.

(b) The Company and each Member hereby renounce any interest or expectancy in any business opportunity, transaction or other matter in which any member of the Investor Group participates or desires or seeks to participate (each, a “Business Opportunity”) other than a Business Opportunity that (i) is presented to an Investor Nominee solely in such individual’s capacity as an Investor Nominee (whether at a meeting of the Board or otherwise) and with respect to which no member of the Investor Group has independently received notice or is otherwise pursuing or aware of such Business Opportunity or (ii) is identified to the Investor Nominee solely through the disclosure of information by or on behalf of the Company to the Investor Nominee and with respect to which no member of the Investor Group has independently received notice or is otherwise pursuing or aware of such Business Opportunity (each Business Opportunity other than those referred to in clauses (i) or (ii) are referred to as a “Renounced Business Opportunity”). No member of the Investor Group, including any Investor Nominee, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company, and any member of the Investor Group may pursue for itself or direct, sell, assign or transfer to a Person other than the Company any Renounced Business Opportunity.

(c) Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the Investors, any Covered Person or any of their respective Affiliates for or in connection with any such investment activity or other transaction activity or other matters described in Section 8.6(a) or (b), or activities related to any of the foregoing, whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement or any other Transaction Document) or otherwise, are expressly released and waived by the Company and each Member, in each case to the fullest extent permitted by Law; provided, however, that this Section 8.6(c) shall not constitute a release or waiver by the Company of any violation of Section 10.5 by a Member.

(d) Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, but subject to the terms and provisions of Section 8.7 below, each of the Company and the Members acknowledges and agrees that the Investors and their respective Affiliates have obtained, prior to the date hereof, and are expected to obtain, on and after the date hereof, confidential information from other companies in connection with the activities and transactions described in Section 8.6(a) or otherwise. Each of the Company and the Members hereby agrees that (i) none of the Investors or any of their respective Affiliates (including the Investor Nominees) has any obligation to use in connection with the business, operations, management or other activities of the Company or to furnish to the Company or any Member any such confidential information, and (ii) that any claims against, actions, rights to sue, other remedies or other recourse to or against the Investors, any Covered Person or any of their respective Affiliates for or in connection with any such failure to use or to furnish such confidential information, whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement or any other Transaction Document) or otherwise, are expressly released and waived by the Company and each Member, to the fullest extent permitted by Law.

(e) Nothing contained in this Agreement shall constitute a waiver as to any Manager or Officer of fiduciary or other duties that an officer of a Delaware limited liability company would normally have to the extent such Management Class A Member is acting in its capacity as an Officer or employee of the Company or one of its Subsidiaries.

8.7 Covenants of the Management Principal. Management Principal shall enter into an employment agreement with the Company. During the Noncompetition Period, in the event the Management Principal, in his individual capacity, shall be presented with, or made aware of, any New Business Opportunity, such Management Principal shall immediately notify and present the terms and conditions of such New Business Opportunity to the Company and the Board of Managers; whether or not the Company or a Subsidiary of the Company elects to take advantage of such New Business Opportunity, Management Principal shall not present such New Business Opportunity to any Person other than the Company and the Board of Managers.

(a) Subject to the terms of his Employment Agreement, during the Noncompetition Period, Management Principal shall be engaged exclusively in providing services on behalf of the Company and shall ensure that, except to the extent that such Management Principal is performing services on behalf of the Company, Management Principal shall not (A) invest or otherwise take advantage of, directly or indirectly, any New Business Opportunity in the Area of Interest, (B) engage, directly or indirectly, in any other activity or take any other employment in either case relating to, or competing with, the Business or any other business conducted by the Company or any of its Subsidiaries in the Area of Interest, or perform services for third parties that are competitive with the Business or any other business conducted by the Company or any of its Subsidiaries (“Competitive Services”), (C) directly or indirectly induce or solicit employees, salesmen, agents, consultants, distributors, representatives or advisors of the Company to terminate or reduce their relations with the Company or its Subsidiaries, (D) directly or indirectly induce or solicit those customers or suppliers of the Company to which the Management Principal provided products or services or with whom the Management Principal communicated on behalf of the Company, or about whom the Management Principal had access to Confidential Business Information or Trade Secrets during the twelve (12) month period prior to such termination to terminate or reduce their business relations with the Company, or (E) directly or indirectly, own, operate, advise, manage, carry on, establish, acquire control of, invest in or have an interest (in the capacity of a shareholder, partner, principal, consultant, or any other relationship or capacity) in or otherwise be engaged or affiliated with, any business that engages or participates in the Business in the area of Interest or that performs Competitive Services. Management Principal shall be deemed to be engaged in the Business or performing Competitive Services if he shall engage in such business or perform such services directly or indirectly, whether for his own account or for that of another Person, except as an officer, employee or consultant of the Company or any Subsidiary or other Affiliate of the Company. In addition, Management Principal shall not, directly or indirectly, rent, lease, sell, license, contribute or otherwise transfer or make available (each, a “Disclosure”): (1) trademarks, service marks, trade dress, logos, trade names and corporate names which are owned by the Company or to which the Company has rights or (2) books, records, invoices, documents, ledgers, financial data, files, customer data, reports, product and design manuals, plans, drawings, tax returns, technical manuals, management information systems (including related computer software), trade secrets or other confidential information of the Company, in each case to any third party without the written consent of the Board of Managers and unless, prior to such Disclosure, the transferee enters into a confidentiality agreement in form and substance satisfactory to the Company, and an agreement not to compete with the Company or an Affiliate of the Company on terms substantially similar to those set forth in this Section 8.7.

(b) For the purposes of this Agreement, the term “Noncompetition Period” shall mean, with respect to Management Principal, the period beginning at the Effective Date of such Management Principal’s Employment Agreement and ending upon: i) the second anniversary of the date on which such Person is no longer employed by, or a consultant to, the Company or any of its Affiliates if such Person or his/her affiliates has not been an equity holder of the Company during this two year period after departing the Company, or ii) the second anniversary of such Person’s sale of his/her complete ownership stake in the Company to an unaffiliated buyer, the Company or the Company’s equity holders. The term “Confidential Business Information” shall mean any and all confidential and proprietary information of the Company and its business, including, without limitation, product designs, specifications, service designs, development processes, business plans, prospects and projections, marketing plans, business records, financial data, customer information and customer lists, dealer lists, seismic and other geoscience data, pricing, financial information, sales information, purchasing and cost information, pricing information, supplier lists, computer programs, systems, formats, designs, specifications, processes, discoveries, any employee of the Company’s work product or other information of similar character. The term “Trade Secret” shall mean any formula, pattern, device or compilation of information which is used in the Company’s business and presents an opportunity to obtain an advantage over competitors who do not know or use it, including, without limitation, any and all formulas, intellectual property (including, without limitation, inventions, original works of authorship and discoveries, whether or not patentable or registrable under copyright or similar laws), compilations, programs, devices, methods, techniques, processes or other such similar information. For purposes of this Agreement, Confidential Business Information and Trade Secrets shall not include, and the obligations within this Section 8.7 shall not extend to: (i) information which is generally known and available to the public through no violation by Management Principal of any of his obligations in this Agreement; (ii) information obtained by a Management Principal from third persons (other than employees, customers or suppliers of the Company), not under agreement to maintain the confidentiality of the same; and (iii) information which is required to be disclosed by law or legal process.

(c) Management Principal agrees and acknowledges that there are legitimate protectable business interests at stake (such as protection of the goodwill, customers, employees and Trade Secrets and other Confidential Business Information of the Company) and that the covenants contained in this Section 8.7 are necessary to protect the Company’s legitimate business interests, and that breach of the covenants contained in this Section 8.7 would cause irreparable harm and injury to the Company, which cannot adequately be remedied through damages at law. Accordingly, Management Principal agrees that the Company’s remedies may include specific performance, a temporary restraining order, preliminary and permanent injunctive relief, or other equitable relief against any threatened or actual breach by the Management Principal of Section 8.7 hereof. Nothing contained in this Section 8.7 shall prohibit the Company from seeking and obtaining any other remedy, including monetary damages, to which it may be entitled.

Management Principal hereby acknowledges the reasonableness of the agreements set forth in this Section 8.7, including the reasonableness of the geographic area, duration of time and scope of activity restrained as set forth in Section 8.7. Management Principal further acknowledges that his skills are such that he can be gainfully employed in noncompetitive employment and that the agreement not to compete will in no way prevent him from earning a living. Management Principal understands that the foregoing restrictions may limit his ability to engage in certain businesses anywhere in the Area of Interest during the Noncompetition Period, but acknowledges that he is receiving sufficient consideration and other benefits to justify such restriction. Each of the restrictions contained in Section 8.7 of this Agreement are considered by Management Principal to be reasonable and necessary in order to protect and maintain the Confidential Business Information, Trade Secrets, property, relationships and other legitimate business interests of the Company or its Subsidiaries. In the event any provision of Section 8.7 is found by a court of competent jurisdiction or arbitrator to be unreasonable or unnecessary to protect these interests, or invalid for any other reason, the court or arbitrator before whom the matter is pending shall reform the restriction to the broadest extent possible to render the provision enforceable. It is the desire and intent of the parties hereto that the provisions of this Section 8.7 be enforced to the fullest extent permitted under applicable laws, whether now or hereafter in effect and therefore, to the extent permitted by applicable laws, the Management Principal hereby waives any provision of applicable laws that would render any provision of this Section 8.7 invalid or unenforceable. If any provision of this Section 8.7, or the application to any person or set of circumstances, shall be determined to be invalid, unlawful or unenforceable to any extent at any time, the remainder of this Section 8.7, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful or unenforceable, shall be affected and shall continue to be enforceable to the fullest extent permitted by law. Any invalid, unlawful or unenforceable provision herein shall be reformed to the extent necessary to render it valid, lawful and enforceable in a manner consistent with the intentions of the parties hereto regarding such provision.

Article 9
LIMITATION OF LIABILITY AND INDEMNIFICATION

9.1 Limitation of Liability and Indemnification.

(a) Except as otherwise provided in any Transaction Document, no Manager (solely in such individual’s capacity as a Manager) nor any of its Affiliates shall be liable to the Company or to any Member for losses sustained or liabilities incurred as a result of any act or omission taken or omitted by such Manager in his capacity as such; provided, that such Manager’s conduct did not constitute fraud or knowing violation of Law.

(b) Subject to its obligations and duties as set forth in Section 8.1 and Section 8.2, the Board may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and neither the Board nor any individual Manager (acting solely in such individual’s capacity as a Manager) shall be responsible or liable to the Company or any Member for any mistake, action, inaction, misconduct, negligence, fraud or bad faith on the part of any such agent appointed by the Board unless, with respect to an individual Manager only, such Manager had knowledge that such agent was acting unlawfully or engaging in fraud.

(c) Any Covered Person acting for, on behalf of or in relation to, the Company in respect of any transaction, any investment or any business decision or action, or otherwise shall be entitled to rely on the provisions of the Transaction Documents and on the advice of counsel, accountants and other professionals that is provided to the Company or such Covered Person, and such Covered Person shall not be liable to the Company or to any Member for such Covered Person’s reliance on any Transaction Document or such advice, provided, that such Covered Person’s conduct did not constitute fraud or knowing violation of Law. Except as otherwise required pursuant to any Transaction Document, notwithstanding any provisions of Law or in equity to the contrary, whenever a Covered Person is permitted or required to make a decision in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Covered Person shall be entitled to consider only such interests (including its own interests) and factors as it desires, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, the Members or any other Person to the fullest extent permitted by applicable Law. Each Member acknowledges and agrees that any Manager designated by an Investor, or its transferees or successors, pursuant to Section 8.2 shall serve in such capacity to represent the interests of the Members that designated such Manager and shall be entitled to consider only such interests (including the interests of the Members that designated such Manager) and factors specified by the Members that designated such Manager, and shall not owe duties, fiduciary or otherwise, at Law, in equity or under the Transaction Documents, to the Company, any other Member or to any creditor of the Company (even if the Company is insolvent or near insolvency). The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Manager or Member otherwise existing at Law or in equity, are agreed by the Members to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of such Manager or Member. This Section 9.1 does not create any duty or liability of a Covered Person that does not otherwise exist at Law or in equity. Notwithstanding anything to the contrary under this Agreement or pursuant to any duty (fiduciary or otherwise) or otherwise applicable provision of Law or equity, a Member or Manager may enter into voting agreements or arrangements with one or more other Members regarding, among other things, the voting by such Member or by Managers appointed by such Member. Without limiting the scope of any such voting agreement or arrangement permitted hereunder, a voting agreement or arrangement may provide that Members may act in concert and that Managers may act in concert.

(d) Each Covered Person (regardless of such person’s capacity and regardless of whether another Covered Person is entitled to indemnification) shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the fullest extent permitted under applicable Law, from and against any and all loss, liability and expense (including taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations; and fees, expenses and disbursements of attorneys, whether or not the dispute or proceeding involves the Company or any Manager or Member) reasonably incurred or suffered by any such Covered Person in connection with the activities of the Company or its Subsidiaries, provided, that such Covered Person’s conduct did not constitute fraud or knowing violation of Law. Notwithstanding anything to the contrary in this Section 9.1(d), no Officer shall be entitled to indemnification hereunder if such Officer did not act in good faith and in a manner such Officer reasonably believed to be in, or not opposed to, the best interests of the Company. The indemnification provided by this Section 9.1 shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, as a matter of Law or otherwise, both as to actions in such Covered Person’s capacity as a Covered Person hereunder and as to actions in any other capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of such Covered Person. A Covered Person shall not be denied indemnification in whole or in part under this Section 9.1 because such Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(e) The Company shall advance to any Covered Person the expenses and other indemnification payments to which such Covered Person may be otherwise entitled; provided, however, that any such advance shall only be made if the Covered Person delivers a written affirmation by such Covered Person of its good faith belief that it is entitled to indemnification hereunder and agrees to repay all amounts so advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified hereunder.

(f) Each Covered Person may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such person or within such Person’s knowledge, in each case provided that such Covered Person’s conduct did not constitute fraud or knowing violation of Law.

(g) NOTWITHSTANDING ANYTHING IN ANY TRANSACTION DOCUMENT TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER THE COMPANY NOR ANY COVERED PERSON SHALL BE LIABLE TO THE COMPANY, TO ANY MEMBER OR TO ANY OTHER PERSON MAKING CLAIMS ON BEHALF OF THE FOREGOING FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, THE GRANTING OR WITHHOLDING OF ANY APPROVAL REQUIRED HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND THE COMPANY AND EACH COVERED PERSON RELEASE EACH OF THE OTHER SUCH PERSONS FROM LIABILITY FOR ANY SUCH DAMAGES.

(h) The obligations of the Company to the Covered Persons provided in the Transaction Documents or arising under Law are solely the obligations of the Company, and no personal liability whatsoever shall attach to, or be incurred by, any Member or other Covered Person for such obligations, to the fullest extent permitted by Law. The obligations of the Investors which are Members provided in the Transaction Documents or arising under Law are solely the obligations of such Member, and no personal liability whatsoever shall attach to, or be incurred by, any other Covered Person for such obligations, to the fullest extent permitted by Law. Where the foregoing provides that no personal liability shall attach to or be incurred by a Covered Person, any claims against or recourse to such Covered Person for or in connection with such liability, whether arising in common law or equity or created by rule of law, statute, constitution, contract or otherwise, are expressly released and waived under the Transaction Documents, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of the Transaction Documents and any related agreement, and the incurring by the Company or such Member of the obligations provided in such agreements.

(i) Nothing in this Section 9.1 shall be deemed to limit or waive any rights that any Person has for breach of contract under the terms of the Transaction Documents; provided, however, that each Member acknowledges that it is not relying upon any other Member or any of such other Member’s Affiliates, or any of such other Member’s or such other Member’s Affiliates’ respective stockholders, partners, members, directors, officers or employees, in making its investment or decision to invest in the Company or in monitoring such investment, and each Member hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against any other Member and such other Member’s Affiliates and any of such other Member’s or such other Member’s Affiliates’ respective stockholders, partners, members, directors, officers, managers, liquidators and employees (collectively, the “Released Persons”) for or in connection with any breach by any Released Person of the terms of any Transaction Document (other than a breach by a Released Person of its obligations under Section 7.4, Section 7.5 or Section 7.6) are expressly released and waived by each Member, in each case to the fullest extent permitted by Law. For the avoidance of doubt, the Company shall not be deemed to have waived or released its rights against any Released Person for a breach of such Released Person’s obligations to the Company pursuant to the Transaction Documents. For purposes of this Section 9.1(i), the Company and its Subsidiaries shall be deemed to not be an Affiliate of any Released Person.

(j) Any amendment, modification or repeal of this Section 9.1 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability of the Covered Persons, or terminate, reduce or impair the right of any past, present or future Covered Person, under and in accordance with the provisions of this Section 9.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

9.2 Insurance. The Company may maintain insurance (including directors’ and officers’ insurance), at its expense, to protect each Manager and Officer of the Company, and the Company may maintain such insurance to protect itself and any Covered Person or other Member of the Company, in each case against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the Act.

Article 10
CERTAIN AGREEMENTS OF THE COMPANY AND MEMBERS

10.1 Financial Reports and Access to Information.

(a) Each holder of Common Units and Series A Units shall be entitled to receive the following information from the Company:

(i) Within 45 days after the end of each month, a monthly management report, including an unaudited balance sheet as of the end of such month and an unaudited related income statement and statement of cash flows for such month, together with a comparison of such statements to the Annual Budget for such periods;

(ii) Within 45 days after the end of each fiscal quarter, an unaudited balance sheet as of the end of such quarter and an unaudited related income statement, and statement of cash flows for such quarter including any footnotes thereto (if any) prepared in accordance with GAAP (with the exception of normal year end adjustments and absence of footnotes), consistently applied, together with a comparison of such statements to the Annual Budget for such periods; and

(iii) Within 120 days after the end of each fiscal year, to the extent it is prepared by the Company, an audited balance sheet as of the end of such fiscal year and the related income statement, statement of members’ equity and statement of cash flows for such fiscal year prepared in accordance with GAAP, consistently applied and a signed audit letter from the Company’s auditors who shall be an accounting firm approved by the Board, together with a comparison of such statements to the Annual Budget for such periods; and

(iv) Annual budget within 60 days of the end of every year (for fiscal year ending December 31, 2021, withing 15 days of the completion of the budget).

(b) The Board shall use its reasonable efforts to meet no less frequently than quarterly, and at such meetings the Company shall report to the Board on, among other things, its business activities, prospects, and financial position.

(c) The Company shall permit holders of Common Units and holders of Series A Units entitled to receive information pursuant to Section 10.1(a) or their respective representatives, at the sole risk of such Persons, to visit and inspect any of the properties of the Company and its Subsidiaries, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss all aspects of its business, affairs, finances and accounts with the Company’s and its Subsidiaries’ officers and its independent public accountants, all at such reasonable times during the Company’s and such Subsidiaries’ usual business hours and as often as any such person may reasonably request, and to consult with and advise management of the Company and its Subsidiaries, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company and its Subsidiaries. Any information received by a Member pursuant to this Section 10.1(c) shall be subject to the provisions of Section 10.5.

(d) Notwithstanding anything to the contrary in this Section 10.1, the Company shall have no obligation to make available the properties, books of account and other records, officers or independent public accountants of the Company and its Subsidiaries as contemplated by Section 10.1(c) in each case to any holder of Series B Units who is no longer employed by the Company or any of its Subsidiaries to the extent doing so would reasonably be expected to result in the disclosure to such holder of sensitive business information, competitive information or other confidential information, the disclosure of which to such holder is determined by the Board in good faith to be inappropriate in such circumstances.

10.2 Annual Budget. The Officers of the Company shall present to the Board, at least 30 days before the beginning of each fiscal year of the Company ending after December 31, 2021, a reasonably detailed annual budget for the upcoming fiscal year. The budget for fiscal year ending December 31, 2021 will be completed within 90 days after closing of the Series A investment round. Such budget shall be subject to approval in accordance with Section 8.5. The budget for any fiscal year, as so approved, is referred to as the “Annual Budget.”

10.3 Maintenance of Books. The Company shall keep or cause to be kept at its principal office complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and any of the Members. The records shall include complete and accurate information regarding the state of the business and financial condition of the Company; a copy of the Certificate and this Agreement and all amendments thereto; a current list of the names and last known business, residence or mailing addresses of all Members; and the Company’s federal, state and local tax returns.

10.4 Accounts. The Company shall establish one or more separate bank and investment accounts and arrangements for the Company, which shall be maintained in the Company’s name with financial institutions and firms that the Board may determine. The Company may not commingle the Company’s funds with the funds of any Member.

10.5 Information.

(a) No Member shall be entitled to obtain any information relating to the Company except as expressly provided in this Agreement or to the extent required by the Act; and to the extent a Member is so entitled to such information, such Member shall be subject to the provisions of Section 10.5(b).

(b) Each Member agrees that all Confidential Information shall be kept confidential by such Member and shall not be disclosed by such Member in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed to such Member’s Affiliates, to Persons who are (or who are prospective) beneficial owners of equity interests in such Member and to managers; directors; officers; employees; and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors) of such Member and of such Member’s Affiliates (collectively, for purposes of this Section 10.5(b), “Representatives”), each of which Representatives shall be bound by the provisions of this Section 10.5(b) or substantially similar terms; (ii) any disclosure of Confidential Information may be made to the extent to which the Company consents in writing; (iii) any disclosure may be made of the terms of a Member’s investment in the Company pursuant to this Agreement and the performance of that investment to the extent in compliance with applicable Law (whether in the Member’s fundraising materials or otherwise); (iv) Confidential Information may be disclosed by a Member or Representative to the extent reasonably necessary in connection with such Member’s enforcement of its rights under this Agreement; and (v) Confidential Information may be disclosed by any Member or Representative to the extent that the Member or Representative has received advice from its counsel that it is legally compelled to do so, provided, that, prior to making such disclosure, the Member or Representative, as the case may be, uses reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure, and provided, further, that the Member or Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, legally required.

(c) Notwithstanding anything to the contrary in this Agreement, no holder of Series B Units shall be entitled to obtain from the Company or any other Member any information with respect to another holder of Series B Units or the terms of such holder’s Series B Units, including the number of Series B Units held by any other holder of Units.

(d) The obligations of a Member pursuant to this Section 10.5 will continue following the time such Person ceases to be a Member, but thereafter such Person will not have the right to enforce the provisions of this Agreement. Each Member acknowledges that disclosure of Confidential Information in violation of this Section 10.5 may cause irreparable damage to the Company and the Members for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Section 10.5.

Article 11
TAXES

11.1 Tax Returns. The Company shall prepare and timely file all U.S. federal, state and local and foreign tax returns required to be filed by the Company. Any income tax return of the Company shall be prepared by an independent public accounting firm selected by the Board. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall deliver to each Member within 75 calendar days after the end of the applicable fiscal year, a Schedule K-1 together with such additional information as may be required by the Members in order to file their individual returns reflecting the Company’s operations. The Company shall bear the costs of the preparation and filing of its tax returns.

11.2 Tax Partnership. It is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes. Unless otherwise approved in accordance with Section 8.5(b), neither the Company nor any Member shall make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

11.3 Tax Elections. The Company shall make the following elections on the appropriate forms or tax returns:

(a) to adopt the calendar year as the Company’s fiscal year, if permitted under the Code;

(b) to adopt the accrual method of accounting and to keep the Company’s books and records on the U.S. federal income tax method;

(c) to elect to amortize the organizational and start-up expenses of the Company as permitted by Code Sections 195 and 709(b);

; and

(d) any other election the Board may deem appropriate and in the best interests of the Members.

11.4 Partnership Representative.

(a) The Board shall appoint a person to serve as the Company’s “partnership representative” in accordance with Section 6223 of the Code (“Company Representative”). The initial Company Representative shall be Sean Peace. Notwithstanding any other provision hereof, the Company Representative (a) shall provide each Member with prompt notice of all tax audits, appeals, litigation, and related matters with respect to the Company keep them informed of developments relating thereto, (b) shall give each Member an opportunity for it and its legal or tax advisors to participate in all such proceedings, (c) shall take no action without the authorization of the Board, other than such action as may be required by Law, (d) to the greatest extent possible shall make the election described in Section 6226(a) of the Code, and (e) shall endeavor to make decisions and elections and allocate tax burdens among Members in an equitable manner. Any cost or expense incurred by the Company Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company. If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

11.5 Section 83(b) Election. Each Member who acquires Series B Units acknowledges and agrees to make a timely election under Code Section 83(b) and to consult with such Member’s tax advisor to determine the tax consequences of such acquisition and of filing an election under Code Section 83(b). Each such Member acknowledges that it is the sole responsibility of such Member, and not the Company, to file the election under Code Section 83(b) even if such Member requests the Company or its Representatives to assist in making such filing.

11.6 Section 83 Safe Harbor Election. By executing this Agreement, each Member authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “IRS Notice”), including any similar safe harbor in any finalized Revenue Procedure, Revenue Ruling or Treasury Regulation, apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such final pronouncement in connection with services provided to the Company. For purposes of making such Safe Harbor election, the Company Representative is hereby designated as the “partner who has responsibility for Federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by the Company Representative constitutes execution of a “Safe Harbor Election” in accordance with the IRS Notice or any similar provision of any final pronouncement. The Company and each Member hereby agree to comply with all requirements of any such Safe Harbor, including any requirement that a Member prepare and file all Federal income tax returns reporting the income tax effects of each Interest issued by the Company in connection with services in a manner consistent with the requirements of the IRS Notice or other final pronouncement. A Member’s obligations to comply with the requirements of this Section shall survive such Member’s ceasing to be a member of the Company and the termination, dissolution, liquidation and winding up of the Company.

Article 12
DISSOLUTION, WINDING-UP AND TERMINATION

12.1 Dissolution.

(a) Subject to Section 12.1(b), the Company shall be liquidated and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”) and no other event shall cause the Company’s dissolution:

(i) the consent of the Board and the Members in accordance with Article 8;

(ii) at any time when there are no Members;

(iii) a Liquidation Event; and

(iv) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b) If the Dissolution Event described in Section 12.1(a)(ii) shall occur, the Company shall not be dissolved, and the business of the Company shall be continued, if the requirements of Section 18-801 of the Act for the avoidance of dissolution are satisfied (a “Continuation Election”).

(c) Except as otherwise provided in this Section 12.1, to the maximum extent permitted by the Act, the death, retirement, Resignation, Expulsion, Bankruptcy or dissolution of a Member or the commencement or consummation of separation proceedings shall not constitute a Dissolution Event and, notwithstanding the occurrence of any such event or circumstance, the business of the Company shall be continued without dissolution.

12.2 Winding-Up and Termination. On the occurrence of a Dissolution Event, unless a Continuation Election is made, the Board may select one or more Persons to act as liquidator or may itself act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense, including reasonable compensation to the liquidator if approved by the Board. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations;

(b) the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) all remaining assets of the Company shall be distributed to the Members in the manner set forth in Section 6.1(c)

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities shall be allocated to the distributee pursuant to this Section 12.2. The distribution of cash or property to the Members in accordance with the provisions of this Section 12.2 constitutes a complete return to such Member of its Capital Contributions and a complete distribution to the Members of its Membership Interests (including Units) and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

12.3 Sale of the Company. In the event of the Sale of the Company, the transaction shall be treated as if the Company sold all of its assets and received the consideration exchanged in such Sale of the Company plus the assumption of all its liabilities, and thereafter liquidated and distributed such consideration to its Members in accordance with the terms of this Article 12.

12.4 Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

12.5 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Board (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Company. Upon the effectiveness of the Certificate of Cancellation, the existence of the Company shall cease, except as may be otherwise provided by the Act or other applicable Law.

Article 13
GENERAL PROVISIONS

13.1 Offset. Whenever the Company is to pay or distribute any sum to any Member, any amounts that such Member, in its capacity as a Member, owes the Company, whether pursuant to this Agreement or another Transaction Document, may be deducted from that sum before payment or distribution.

13.2 Notices.

(a) Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

(i) if to the Company, at the address of its principal executive offices;

(ii) if to an Initial Member, to the address given for the Member on Schedule I or Schedule II hereto; and

(iii) if to an additional Member or a holder of Membership Interests or Units that has not been admitted as a Member, to the address given for such Member or holder in an Addendum Agreement.

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first business day following confirmation; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five business days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the first business day after the date of deposit with the delivery service.

(b) Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.3 Entire Agreement; Supersedure. This Agreement (including the Exhibits and Schedules) constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

13.4 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.5 Amendment or Restatement; Power of Attorney.

(a) Subject to Section 8.5, neither this Agreement (including any Exhibit or Schedule hereto) nor the Certificate may be amended, modified, supplemented or restated, nor may any provisions of this Agreement or the Certificate be waived, without consent of the Board of Managers; provided, however, that (i) any such amendment, modification, supplement, restatement or waiver that by its explicit terms would alter or change the rights, obligations, powers or preferences specific to any series of Units in a disproportionate and adverse manner compared to the rights, obligations, powers and preferences specific to other series of Units shall require the prior written consent of Members holding a majority of the series of Units so disproportionately and adversely affected, (ii) except as otherwise provided in Section 5.4, any such amendment, modification, supplement, restatement or waiver that by its explicit terms would alter or change the rights, obligations, powers or preferences of any Member in its capacity as a holder of a specific series of Units in a disproportionate and adverse manner compared to other Members in their capacities as holders of the same series of Units shall require the prior written consent of such Member so disproportionately and adversely affected and (iii) any such amendment, modification, supplement, restatement or waiver that would require a Capital Contribution to the Company by any Member shall require the prior written consent of such Member. The execution of an Addendum Agreement in connection with an issuance or transfer of Units made in accordance with the terms of this Agreement and changes to Schedule I, Schedule II, or Schedule III hereof to reflect such transfers or issuances shall not be considered amendments to this Agreement and shall not require approval hereunder. Notwithstanding anything to the contrary in this Section 13.5, if (i) the provisions of Proposed Treasury Regulation Section 1.83-3 and related sections and the proposed Revenue Procedure described in IRS Notice 2005-43, as proposed by the Internal Revenue Service on May 24, 2005, or provisions similar thereto, or (ii) the amendments to Treasury Regulations §§ 1.704-1 and 1.704-3 proposed on January 22, 2003 (and corrected on March 28, 2003) are adopted as final (or temporary) rules (the “New Rules”), the Managers are authorized to make such amendments to this Agreement (including provision for any safe harbor election authorized by the New Rules) as the Managers may determine to be necessary or advisable to comply with or reflect the New Rules; provided, that such amendments do not materially alter the economic rights of the Members under this Agreement other than the timing of distributions pursuant to Section 6.1(b). Except as required by Law, no amendment, modification, supplement, discharge or waiver of or under this Agreement shall require the consent of any person not a party to this Agreement.

(b) Each Member irrevocably makes, constitutes and appoints each Manager of the Company, acting individually or collectively, as its true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (i) any amendment, modification, supplement, restatement or waiver of any provision of this Agreement that has been approved in accordance with this Agreement and (ii) all other instruments, certificates, filings or papers not inconsistent with the terms of this Agreement which may be necessary or advisable in the determination of the Board to evidence an amendment, modification, supplement, restatement or waiver of, or relating to, this Agreement or to effect or carry out another provision of this Agreement or which may be required by law to be filed on behalf of the Company. With respect to each Member, the foregoing power of attorney (x) is coupled with an interest, shall be irrevocable and shall survive the incapacity or Bankruptcy of such Member and (y) shall survive the Disposition by such Member of all or any portion of the Units held by such Member.

13.6 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Company and each Member and their respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives; and by their signatures hereto, the Company and each Member intends to and does hereby become bound. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained. The rights under this Agreement may be assigned by a Member to a transferee of all or a portion of such Member’s Units transferred in accordance with this Agreement (and shall be assigned to the extent this Agreement requires such assignment), but only to the extent of such Units so transferred; it being understood that the assignment of any rights under this Agreement shall not constitute admission to the Company as a Member unless and until such transferee is duly admitted as a Member in accordance with this Agreement.

13.7 Governing Law; Severability; Limitation of Liability.

(a) This Agreement is governed by and shall be construed in accordance with the law of the state of Delaware, without regard to the conflicts of law principles of such state.

(b) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding of the nature specified in this subsection (b) by the mailing of a copy thereof in the manner specified by the provisions of Section 13.2. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c) In the event of a direct conflict between the provisions of this Agreement and (i) any provision of the Certificate or (ii) any mandatory, non-waivable provision of the Act, such provision of the Certificate or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the agreement of a limited liability company (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(d) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

13.8 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.

13.9 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Members have executed this Limited Liability Company Agreement as of the date first set forth above.

THE COMPANY:

ROYALTYTRADERS LLC

By:
Name:
Title:	Manager

ROYALTYTRADERS LLC

Amended & Restated Limited Liability Company Agreement

Signature Page

MEMBER:

By:
Name:
Title:	Manager

ROYALTYTRADERS LLC

Limited Liability Company Agreement

MEMBER:

By:
Name:
Title:

ROYALTYTRADERS LLC

Limited Liability Company Agreement

MEMBER:

By:

ROYALTYTRADERS LLC

Limited Liability Company Agreement

MEMBER:

By:

ROYALTYTRADERS LLC

Limited Liability Company Agreement

MEMBER:

By:

ROYALTYTRADERS LLC

Limited Liability Company Agreement

EXHIBIT A
DEFINED TERMS

“Accredited Investor” has the meaning ascribed to such term in the regulations promulgated under the Securities Act.

“Accrued Preferred Interest” is the total amount of accrued but unpaid Preferred Interest on Series A Units.

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Addendum Agreement” is defined in Section 3.8(b).

“Additional Member” means any Person that is not already a Member who acquires (i) a portion of the Units held by a Member from such Member or (ii) newly issued Units from the Company and, in each case, is admitted to the Company as a Member pursuant to the provisions of Section 3.8.

“Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704 1(b)(2)(ii)(c), 1.704 2(g)(1) and 1.704 2(i)(5) and (b) decreased by any amounts described in Treasury Regulation Sections 1.704 1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Member. The Adjusted Capital Accounts shall be maintained in a manner that facilitates the determination of that portion of each Adjusted Capital Account attributable to Units that are not Management Units and that portion of each Adjusted Capital Account attributable to Management Units.

“Affiliate” means, when used with respect to a specified Person, any Person which (a) directly or indirectly Controls, is Controlled by or is Under Common Control with such specified Person, (b) is an officer, director, general partner, trustee or manager of such specified Person, or of a Person described in clause (a), or (c) is a Relative of such specified Person or of an individual described in clauses (a) or (b).

“Agreement” means the Limited Liability Company Agreement of the Company, as amended and restated from time to time.

“Allocation Period” is defined in Section 6.1(b)(i).

“Annual Budget” is defined in Section 10.2.

“Area of Interest” means the United States of America.

“Assumed Jurisdiction” means, at any given time and from time to time as determined by the Board of Managers, either (a) the combination of state, county, city and other taxing jurisdictions of a natural person residing in North Carolina, or (b) the combination of state, county, city and other taxing jurisdictions in which any Owner resides or is domiciled that, at such time, collectively imposes the highest marginal rate of income tax on its residents or domiciliaries.

ROYALTYTRADERS LLC

Limited Liability Company Agreement

“Bankruptcy” or “Bankrupt” means with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment’s having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Board” is defined in Section 8.1.

“Book Value” means, with respect to any property, such property’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Book Value of any property contributed by a Member to the Company shall be the fair market value of such property as reasonably determined by the Board;

(b) The Book Values of all properties shall be adjusted to equal their respective fair market values as reasonably determined by the Board in connection with (i) the acquisition of an interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, or (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704 1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code);

(c) The Book Value of property distributed to a Member shall be the fair market value of such property as reasonably determined by the Board; and

(d) The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704 1(b)(2)(iv)(m) and clause (f) of the definition of Profits and Losses; provided, however, Book Value shall not be adjusted pursuant to this clause (d) to the extent the Board reasonably determines that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d).

ROYALTYTRADERS LLC

Limited Liability Company Agreement

If the Book Value of property has been determined or adjusted pursuant to clauses (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses and other items allocated pursuant to Article 6.

“Business Opportunity” is defined in Section 8.6(b).

“Capital Account” means the account to be maintained by the Company for each Member pursuant to Section 5.6.

“Capital Contribution” means with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of his predecessors in interest.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a limited liability company, partnership or other Person (other than a corporation), and any and all warrants, options or other rights to purchase or acquire any of the foregoing.

“Certificate” means the Certificate of Formation of the Company, as amended from time to time.

“Class Sharing Percentage” means, with respect to any Member, as to a particular class of Units held by such Member, the percentage that is determined by multiplying 100% times a fraction (expressed as a percentage), the numerator of which is the total number of Units of such class held by such Member and the denominator of which is the total number of Units of such class held by all Members of the same class.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Common Manager” is defined in Section 8.2(a)(ii).

“Common Units” is defined in Section 3.2(a).

“Common Units Deemed Outstanding” means, at any given time, the sum of (a) the number of Common Units actually outstanding at such time, plus (b) the number of Common Units issuable upon exercise of options actually outstanding at such time, plus (c) the number of Common Units issuable upon conversion or exchange of any Units actually outstanding at such time (treating as actually outstanding any convertible Units issuable upon exercise of options actually outstanding at such time), in each case, regardless of whether the options or convertible Units are actually exercisable at such time; provided, that Common Units Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly owned Subsidiaries.

ROYALTYTRADERS LLC

Limited Liability Company Agreement

“Company” means RoyaltyTraders LLC, a Delaware limited liability company.

“Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of a Member from the Company or its representatives, other than information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Member, (b) was or becomes available to such Member on a nonconfidential basis prior to disclosure to the Member by the Company or its representatives, (c) was or becomes available to the Member from a source other than the Company and its representatives, provided, that such source is not known by such Member to be bound by a confidentiality agreement with the Company, or (d) is independently developed by such Member without the use of any such information received under this Agreement.

“Continuation Election” is defined in Section 12.1(b).

“Contribution Agreement” means that certain Contribution Agreement with respect to certain assets owned by Peace contributed to the Company by Peace in exchange for Common Units of the Company.

“Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Conversion Price” means the price at which Series A Unit to be converted into Common.

“Covered Person” means each current and former Member, Company Representative, Manager, Officer, Investor, and each of their respective Affiliates, officers, directors, liquidators, partners, stockholders, managers, members and employees, in each case whether or not such Person continues to have the applicable status referred to above.

“Creditors’ Rights” means applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

“Date of Issuance” means, for any Series A Units, the date on which the Company initially issues such Units (without regard to any subsequent transfer of such Units or reissuance of the certificate(s) representing such Units.

ROYALTYTRADERS LLC

Limited Liability Company Agreement

“Depreciation” means, for each taxable year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for Federal income tax purposes with respect to property for such taxable year, except that (a) with respect to any property the Book Value of which differs from its adjusted tax basis for Federal income tax purposes and which difference is being eliminated by use of the remedial allocation method pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such taxable year shall be the amount of book basis recovered for such taxable year under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (b) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such taxable year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided, that if the adjusted tax basis of any property at the beginning of such taxable year is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Managers.

“Disposition,” including the correlative terms “Dispose” or “Disposed,” means any direct or indirect transfer, assignment, sale, gift, inter vivos transfer, pledge, hypothecation, mortgage, or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law) of Units (or any interest (pecuniary or otherwise) therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Units is transferred or shifted to another Person.

“Dissolution Event” is defined in Section 12.1(a).

“Distributions to Cover Holders’ Tax Liabilities” distributions to cover tax liabilities of Series A and Common Unit holders that are made according to estimated tax liabilities annually if permitted by the Company’s Board of Managers.

“Drag-Along Transaction” means (a) any consolidation, conversion, merger or other business combination involving the Company in which Units are exchanged for or converted into cash, securities of a corporation or other business organization or other property, (b) a Liquidation Event, or (c) the sale by the Members of Units in the Company representing fifty percent (50%) or more of the voting power of the Company.

“Economic Risk of Loss” has the meaning assigned to that term in Treasury Regulation Section 1.752-2(a).

“Effective Date” is defined in the preamble.

“Election Period” is defined in Section 7.7(b).

“Eligible Purchaser” means any holder of Series A Units or Common Units that certifies to the Company’s reasonable satisfaction that such holder is an Accredited Investor.

“Eligible Purchaser Persons” is defined in Section 7.7(d).

“Eligible Seller Persons” is defined in Section 7.6(c).

“Fair Market Value” means an estimate of the price that could be obtained for the sale of the applicable Units on the applicable date in a negotiated, arm’s length transaction with a party unaffiliated with the Company. The determination of Fair Market Value will be made as if the Company as a whole were sold on the relevant date taking into account available information about similarly situated companies and, for the avoidance of doubt, no discount will be applied to restrictions on transferability or the minority nature of any Units.

ROYALTYTRADERS LLC

Limited Liability Company Agreement

“First Notice” is defined in Section 7.7(b).

“First Offer Notice Date” is defined in Section 7.4(a).

“GAAP” means U.S. generally accepted accounting principles.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by an Owner to the Company shall be the gross fair market value of such asset, as determined by the Board;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Board as of the following times: (i) the acquisition of additional Units in the Company by any person in exchange for more than a de minimis capital contribution or upon the exercise of an option; (ii) the distribution by the Company to an Member of more than a de minimis amount of Company property as consideration for Units; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company; and (iv) liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(c) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) or Section 6.2(b)(vii); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (b) or (d), such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for tax purposes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

ROYALTYTRADERS LLC

Limited Liability Company Agreement

“Income Distribution” means any cash distribution made by the Company other than in the event of Sale, Recapitalization or Refinancing.

“Initial Member” is defined in Section 3.1.

“Investor Group” means the Investors, each of their respective Affiliates (other than the Company and its Subsidiaries), any Investor Nominee, and any portfolio company in which the Investor or any of their Affiliates has an equity investment (other than the Company and its Subsidiaries.

“Investor Nominee” means any officer, director, partner, employee or other agent of an Investor whose designee serves as a Manager.

“Investors” means the Series A Members and any other Person who is designated an “Investor” by the Board and each of their respective Affiliates other than the Company and its Subsidiaries.

“IRS Notice” is defined in Section 11.6.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign or international governmental authority or any political subdivision thereof and shall include, for the avoidance of doubt, the Act.

“Liquidation Event” means the sale of all or substantially all of the Company’s equity or assets (including sale or exclusive license of material technology or intellectual property), merger, reorganization, or similar transaction.

“Major Investor of Series A Units” means any Investor who makes a Capital Contribution to the Company of at least $100,000.

“Management Principal” means Sean Peace, individually, and any other person designated as a Management Principal after the Effective Date by the Board of Managers and executing and delivering a counterpart signature page to this Agreement as a Member.

“Manager” is defined in Section 8.1.

“Member” means any Person (but not any Affiliate or entity in which such Person has an equity interest) executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

ROYALTYTRADERS LLC

Limited Liability Company Agreement

“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).

“Membership Interest” means the interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, notices and information, and all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member; and all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member.

“Minimum Gain” has the meaning assigned to that term in Treasury Regulation Section 1.704 2(d).

“New Business Opportunity” means any commercial proposal, solicitation, deal, transaction or opportunity relating to or substantially similar the business activities of the Company.

“New Rules” is defined in Section 13.5(a).

“New Units” is defined in Section 7.7(a).

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).

“Notice of Right of First Offer” is defined in Section 7.4(a).

“Observer” is a person who has the right to be present virtually or in person at the meetings of Board of Managers.

“Offer Expiration Date” is defined in Section 7.4(b).

“Offer Price” is defined in Section 7.4(a).

“Offered Units” is defined in Section 7.4(a).

“Offeror Holder” is defined in Section 7.4(a).

“Officers” is defined in Section 8.3(a).

“Outstanding Capital Contribution” is an amount above or equal to zero constituting the difference between Capital Contributions by Series A holders and Distributions from the Company to Series A holders unrelated to Preferred Interest and Tax Distributions.

“Over-Allotment Amount” is defined in Section 7.7(b).

“Partnership Representative” has the meaning set forth in Section 11.4(a).

“Percentage Interest” means, with respect to any Member, as of any date, the proportionate amount of Units held by such Member as set forth on Schedule III at such time. The initial Percentage Interests of each Member is as set forth on Schedule III at the time of the execution of this Agreement. However, only Vested Series B Units shall be included in determining the Percentage Interests of the Members. Further, in the event all or any portion of a Unit is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Percentage Interest of the transferor to the extent it relates to the transferred Unit.

ROYALTYTRADERS LLC

Limited Liability Company Agreement

“Permitted Transferee” means (A)with respect to any Series B Member, the spouse of such Member, (ii) any trust, or family partnership or family limited liability company, the sole beneficiary of which is such Member or a Relative of such Member, (iii) the heirs of any deceased Member, and (iv) any other Affiliate of such Member, and (B) with respect to any other Member, any Permitted Transferee to which as Series B Member can make a Disposition, plus in the context of a distribution by such Member to its direct or indirect equity owners substantially in proportion to such ownership, the partners, members or stockholders of such Member, or the partners, members or stockholders of such partners, members or stockholders.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Potential Competitor” means any Person whose business is or relates to trading royalties.

“Preferential Return” means, with respect to each Series A Unit, the amount of Outstanding Capital Contributions of Series A Unit members per each Series A unit plus the amount accruing on such Preferred Unit on a daily basis at Preferred Interest, compounding annually on December 31 of each year on the aggregate Outstanding Capital Contributions with respect to each Series A Unit.

“Preferred Interest” means a rate of return to the Series A of seven percent (7%) per annum on the aggregate Capital Contributions.

“Profits” or “Losses” means, for each taxable year, an amount equal to the Company’s taxable income or loss for such taxable year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

ROYALTYTRADERS LLC

Limited Liability Company Agreement

(c) In the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e) Gain or loss resulting from any disposition an oil and gas property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be treated as being equal to the corresponding Simulated Gain or Simulated Loss;

(f) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation and Simulated Depletion for such taxable year;

(g) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(h) Any items that are allocated pursuant to Section 6.2(c)-(d) shall be determined by applying rules analogous to those set forth in clauses (a) through (g) hereof but shall not be taken into account in computing Profits and Losses.

“Proportionate Share” is defined in Section 7.4(b).

“Proposed Disposition” is defined in Section 7.4(a).

“Proposed Purchaser” is defined in Section 7.7(a).

“Pro Rata Share” means, with respect to any Eligible Purchaser, a fraction (expressed as a percentage), the numerator of which equals the number of Common Units and/or Series A Units held by such Eligible Purchaser and the denominator of which equals the total number of Common Units and Series A Units held by all Eligible Purchasers.

“Qualified Public Offering” means any firm commitment underwritten initial public offering by the IPO Issuer of equity securities pursuant to an effective registration statement under the Securities Act (a) for which aggregate cash proceeds to be received by the IPO Issuer from such offering (without deducting underwriting discounts, expenses and commissions) are at least $20,000,000, and (b) pursuant to which such equity securities are authorized and approved for listing on the New York Stock Exchange or admitted to trading and quoted in the Nasdaq Global Market system.

ROYALTYTRADERS LLC

Limited Liability Company Agreement

“Regulatory Allocations” is defined in Section 6.2(d).

“Relative” means, with respect to any individual, (a) such individual’s spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption), and (c) the spouse of an individual described in clause (b).

“Released Persons” is defined in Section 9.1(i).

“Renounced Business Opportunity” is defined in Section 8.6(b).

“Representatives” is defined in Section 10.5(b).

“Requesting Purchaser” is defined in Section 7.7(b).

“Requisite Approval” means the approval of the (a) holders of at least a majority of the outstanding Common and Series A Units, voting together as a single class, and (b) the holders of at least sixty percent (60%) of the outstanding Series A Units. For the avoidance of doubt, any decision which requires the Requisite Approval as set forth in this Agreement requires the consent of the holders of at least sixty percent (60%) of the Series A Units.

“Resign,” or “Resignation” means the resignation, withdrawal or retirement of a Member from the Company as a Member.

“Restricted Unit Agreement” means the Restricted Unit Agreement to be entered into between the Company and each recipient of Series B Units, in the form approved by the Board.

“Restricted Common Unit Agreement” is defined in Section 3.3.

“ROFO Holder” is defined in Section 7.4(a).

“ROFO Holder Persons” is defined in Section 7.4(f).

“Sale of the Company” means any transaction or series of related transactions in which all of the Units are sold to a Third Party.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Series A Manager” is defined in Section 8.2(a)(i).

“Series A Units” is defined in Section 3.2(a).

ROYALTYTRADERS LLC

Limited Liability Company Agreement

“Series B Units” is defined in Section 3.2(a).

“Subsidiary” means (a) any corporation, partnership, limited liability company or other entity a majority of the Capital Stock of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect Subsidiary of the Company, (b) a partnership in which the Company or any direct or indirect Subsidiary is a general partner or (c) a limited liability company in which the Company or any director or indirect Subsidiary is a managing member or manager.

“Substituted Member” means any Person who acquires Units from a Member and is admitted to the Company as a Member pursuant to the provisions of Section 3.7.

“Tag-Along Sale” is defined in Section 7.6(a).

“Target Capital Account” means an amount, determined with respect to each Member, equal to (a) the hypothetical distributions such Member would receive pursuant to Section 6.1(c) if (i) each asset of the Company (other than cash) was sold for an amount of cash equal to such asset’s Gross Asset Value as of the end of the applicable Fiscal Year, (ii) each liability of the Company was satisfied in cash in accordance with its terms (limited, with respect to each “Non-recourse liability,” as defined in Section 1.704-2(b)(3) of the Regulations, to the Gross Asset Value of the asset or assets securing such Non-recourse liability), and (iii) all remaining cash of the Company (including the net proceeds of such hypothetical transactions and all cash otherwise available after the hypothetical satisfaction of all the aforementioned liabilities) were distributed in full to the Members pursuant to Section 6.1(c); minus (b) if upon such hypothetical liquidation, instead of receiving a distribution such Member would be obligated to make a capital contribution to the Company or would otherwise be liable for the obligations of the Company, an amount equal to such hypothetical contribution obligation or liability (taking into consideration any similar contribution obligations or liabilities of other Members so that their respective Capital Account balances correspond as closely as possible to the manner in which economic responsibility for such items would be borne by the Members under the terms of this Agreement and applicable law); minus (c) the sum of (i) the amount of such Member’s share of partnership minimum gain (as defined in Regulations Sections 1.704-2(g)(1) and (3)) and (ii) the amount of such Owner’s share of partner nonrecourse debt minimum gain (as defined in Regulations Section 1.704-2(i)(5)). All unvested Series B Units shall be treated as vested Series B Units for purposes of all tax allocations.

“Tax Distribution” shall have the meaning set forth in Section 6.1(d)

“Third Party” with respect to any Member means any Person, including any other Member that is not a Permitted Transferee with respect to such first Member or the original holder of the related interest.

“Total Distributions” means the total amount of distributions to Unit A, Unit B and Common Unit holders.

“Transaction Documents” means this Agreement, the Contribution Agreement and each agreement attached as an Exhibit (including any exhibit to any Exhibit).

ROYALTYTRADERS LLC

Limited Liability Company Agreement

“Transferee” shall have the meaning set forth in Section 7.6(b).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Units” means the Common Units, Series A Units and Series B Units, collectively, and any “Unit” shall refer to any one of the foregoing.

“Unvested Series B Units” is defined in Section 3.2(b).

“Vested Series B Units” is defined in Section 3.2(b).

ROYALTYTRADERS LLC

Limited Liability Company Agreement

EXHIBIT B

SPOUSAL AGREEMENT

The spouse of the Member executing the foregoing Limited Liability Company Agreement (or the counterpart signature page above) is aware of, understands and consents to the provisions of the foregoing Agreement and its binding effect upon any community property interest or marital settlement awards he or she may now or hereafter own or receive, and agrees that the termination of his or her marital relationship with such Member for any reason shall not have the effect of removing any Units subject to the foregoing Agreement from the coverage thereof and that his or her awareness, understanding, consent and agreement is evidenced by his or her signature below.

[Signature and Spouse’s Name]

B-1

EXHIBIT C

ADDENDUM AGREEMENT

This Addendum Agreement is made this ___ day of ______________, 20___, by and between ______________________ (the “Transferee”) and [______________________], a Delaware limited liability company (the “Company”), pursuant to the terms of the Limited Liability Company Agreement of the Company dated as of _________, 2021, including all exhibits and schedules thereto (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Company and the Members entered into the Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to the Company and its Units; and

WHEREAS, the Company and the Members have required in the Agreement that all Persons to whom Units of the Company are transferred and all other Persons acquiring Units must enter into an Addendum Agreement binding the Transferee and the Transferee’s spouse to the Agreement to the same extent as if they were original parties thereto and imposing the same restrictions and obligations on the Transferee, the Transferee’s spouse and the Units to be acquired by the Transferee as are imposed upon the Members under the Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase or receipt by the Transferee of the Units, the Transferee acknowledges and agrees as follows:

1. The Transferee has received and read the Agreement and acknowledges that the Transferee is acquiring Units subject to the terms and conditions of the Agreement.

2. The Transferee agrees that the Units acquired or to be acquired by the Transferee are bound by and subject to all of the terms and conditions of the Agreement, and hereby joins in, and agrees to be bound by, and shall have the benefit of, all of the terms and conditions of the Agreement to the same extent as if the Transferee were an original party to the Agreement; provided, however, that the Transferee’s joinder in the Agreement shall not constitute admission of the Transferee or the Transferee’s spouse as a Member unless and until the Transferee is duly admitted in accordance with the terms of the Agreement. This Addendum Agreement shall be attached to and become a part of the Agreement.

3. The Transferee hereby represents and warrants, with respect to the Transferee, as of the date hereof to the Company and the Members the matters set forth in Section 4.1 of the Agreement.

4. Any notice required as permitted by the Agreement shall be given to Transferee at the address listed beneath the Transferee’s signature below.

5. The Transferee is acquiring [Common] [Series A] [_______] Units.

C-1

6. The Transferee irrevocably makes, constitutes and appoints each Manager of the Company, acting individually or collectively, as the Transferee’s true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (i) any amendment, modification, supplement, restatement or waiver of any provision of the Agreement that has been approved in accordance with the Agreement and (ii) all other instruments, certificates, filings or papers not inconsistent with the terms of the Agreement which may be necessary or advisable in the determination of the Board to evidence an amendment, modification, supplement, restatement or waiver of, or relating to, the Agreement or to effect or carry out another provision of the Agreement or which may be required by law to be filed on behalf of the Company. With respect to the Transferee, the foregoing power of attorney (x) is coupled with an interest, shall be irrevocable and shall survive the incapacity or Bankruptcy of the Transferee and (y) shall survive the Disposition by the Transferee of all or any portion of the Units held by the Transferee.

7. The spouse of the Transferee is aware of, understands and consents to the provisions of the Agreement and its binding effect upon any community property interest or marital settlement awards he or she may now or hereafter own or receive, and agrees that the termination of his or her marital relationship with such Transferee for any reason shall not have the effect of removing any Units subject to the Agreement from the coverage thereof and that his or her awareness, understanding, consent and agreement is evidenced by his or her signature below.

Transferee	Transferee’s Spouse

Address:

AGREED TO on behalf of the Members of the Company pursuant to Section 3.8 of the Agreement.

[ ]

By:

Printed Name and Title

C-2

EXHIBIT D
DISTRIBUTION WATERFALL (Example)

D-1

SCHEDULE I
COMMON UNIT HOLDERS

	(1)	(2)
Common Unit Holders	Capital Contribution	# of Common Units
Sean Peace	0	2,000,000

Schedule I – Page  1

SCHEDULE II

SERIES A UNIT HOLDERS

	Number of Series A Units	Agreed Value	Adjusted Tax Basis
Alexander Guiva	250,000	$250,000	$250,000
Sean Peace	20,100	$20,100	$20,100
Total	$270,100	$270,100	$270,100

SERIES B UNIT HOLDERS

	Number of Series B Units	Agreed Value	Adjusted Tax Basis
None

Schedule II – Page  1

SCHEDULE III

SUMMARY OF BOOK VALUE AND

ADJUSTED TAX BASIS OF CAPITAL CONTRIBUTIONS

RoyaltyTraders LLC –Capitalization Table at Formation

Schedule III to the RoyaltyTraders LLC Limited Liability Company Agreement dated March 18th, 2021

RoyaltyTraders LLC Capitalization

Member	Initial Capital Contribution - Cash Amount or “FMV” Book Value	Adjusted Tax Basis of Capital Contribution	Common Membership Units Issued	Series A Membership Units Issued	Total Units	Percentage Interest

Alexander Guiva	$250,000	$250,000	0	250,000	250,000	11.0%

Sean Peace	$20,100	$20,100	2,000,000	20,100	2,020,100	89%

	$270,100	$270,100	2,000,000	270,100	2,270,100	100%

Schedule III – Page  1

SCHEDULE IV

INITIAL MANAGERS

Designee of the holders of Common Units – Sean Peace

Designee of the holders of Series A Units – Alexander Guiva

Schedule IV – Page  1